AGREEMENT AND PLAN OF MERGER

                                 by and among

                           GENERAL RE CORPORATION,

                          N ACQUISITION CORPORATION

                                     and

                           NATIONAL RE CORPORATION

                                 dated as of

                                 July 1, 1996



                                   TABLE OF CONTENTS

                                                                         Page

                                      ARTICLE I

                                      THE MERGER  . . . . . . . . . . .   2

             Section 1.1  The Merger. . . . . . . . . . . . . . . . . .   2
             Section 1.2  Effective Time  . . . . . . . . . . . . . . .   2
             Section 1.3  Closing . . . . . . . . . . . . . . . . . . .   3
             Section 1.4  Directors and Officers of the Surviving
                          Corporation   . . . . . . . . . . . . . . . .   3
             Section 1.5  Stockholders' Meeting . . . . . . . . . . . .   3

                                      ARTICLE II

                      CONVERSION OF SHARES; ELECTION PROCEDURES . . . .   4

             Section 2.1  Conversion of Shares  . . . . . . . . . . . .   4
             Section 2.2  Election Procedure  . . . . . . . . . . . . .   5
             Section 2.3  Issuance of Parent Common Stock and Payment of
                          Cash Consideration; Proration . . . . . . . .   7
             Section 2.4  Issuance of Parent Common Stock . . . . . . .  10
             Section 2.5  Payment of Cash Consideration . . . . . . . .  10
             Section 2.6  Treatment of Company Stock Options  . . . . .  11
             Section 2.7  Stock Transfer Books  . . . . . . . . . . . .  12
             Section 2.8  Shares of Dissenting Stockholders . . . . . .  12
             Section 2.9  Tax Opinion Adjustment. . . . . . . . . . . .  13

                                     ARTICLE III

                    REPRESENTATIONS AND WARRANTIES OF THE COMPANY . . .  14

             Section 3.1  Organization  . . . . . . . . . . . . . . . .  14
             Section 3.2  Capitalization  . . . . . . . . . . . . . . .  15
             Section 3.3  Corporate Authorization; Validity of
                          Agreement; Company Action . . . . . . . . . .  16
             Section 3.4  Consents and Approvals; No Violations . . . .  17
             Section 3.5  SEC Reports and Financial Statements  . . . .  18
             Section 3.6  Absence of Certain Changes  . . . . . . . . .  20
             Section 3.7  No Undisclosed Liabilities  . . . . . . . . .  20
             Section 3.8  Information in Proxy Statement/Prospectus.  .  21
             Section 3.9  Employee Benefit Plans; ERISA . . . . . . . .  21
             Section 3.10 Litigation; Compliance with Law . . . . . . .  24
             Section 3.11 No Default. . . . . . . . . . . . . . . . . .  24
             Section 3.12 Taxes . . . . . . . . . . . . . . . . . . . .  24
             Section 3.13 Contracts . . . . . . . . . . . . . . . . . .  26
             Section 3.14 Transactions with Affiliates.   . . . . . . .  26
             Section 3.15 Opinion of Financial Advisor  . . . . . . . .  26
             Section 3.16 Lincoln National Contract . . . . . . . . . .  26

                                      ARTICLE IV

                   REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB . .  27

             Section 4.1  Organization  . . . . . . . . . . . . . . . .  27
             Section 4.2  Capitalization  . . . . . . . . . . . . . . .  27
             Section 4.3  Corporate Authorization; Validity of
                          Agreement; Necessary Action . . . . . . . . .  28
             Section 4.4  Consents and Approvals; No Violations . . . .  28
             Section 4.5  SEC Reports and Financial Statements  . . . .  29
             Section 4.6  Absence of Certain Changes  . . . . . . . . .  30
             Section 4.7  No Undisclosed Liabilities. . . . . . . . . .  30
             Section 4.8  Information in Proxy Statement/Prospectus.  .  31
             Section 4.9  Litigation; Compliance with Law . . . . . . .  31
             Section 4.10 Taxes . . . . . . . . . . . . . . . . . . . .  32
             Section 4.11 Financing.  . . . . . . . . . . . . . . . . .  32
             Section 4.12 Opinion of Financial Advisor. . . . . . . . .  32

                                      ARTICLE V

                                      COVENANTS . . . . . . . . . . . .  33
             Section 5.1  Interim Operations of the Company . . . . . .  33
             Section 5.2  Interim Operations of Parent  . . . . . . . .  36
             Section 5.3  Access to Information . . . . . . . . . . . .  37
             Section 5.4  Consents and Approvals  . . . . . . . . . . .  37
             Section 5.5  Employee Matters  . . . . . . . . . . . . . .  38
             Section 5.6  No Solicitation . . . . . . . . . . . . . . .  39
             Section 5.7  Additional Agreements . . . . . . . . . . . .  41
             Section 5.8  Publicity . . . . . . . . . . . . . . . . . .  41
             Section 5.9  Notification of Certain Matters . . . . . . .  41
             Section 5.10 Directors' and Officers' Insurance and Indem-
                          nification  . . . . . . . . . . . . . . . . .  42
             Section 5.11 Rule 145 Affiliates . . . . . . . . . . . . .  43
             Section 5.12 Proxy Statement/Prospectus  . . . . . . . . .  43
             Section 5.13 Tax-Free Reorganization . . . . . . . . . . .  44
             Section 5.14 Existing Stockholder Agreements and Registra-
                          tion Rights Agreement . . . . . . . . . . . .  44

                                      ARTICLE VI

                                      CONDITIONS  . . . . . . . . . . .  45

             Section 6.1  Conditions to the Obligations of Each Party .  45
             Section 6.2  Conditions to the Obligations of Parent and
                          Sub . . . . . . . . . . . . . . . . . . . . .  46
             Section 6.3  Conditions to the Obligations of the Company.  46

                                     ARTICLE VII

                                     TERMINATION  . . . . . . . . . . .  48
             Section 7.1  Termination . . . . . . . . . . . . . . . . .  48
             Section 7.2  Effect of Termination . . . . . . . . . . . .  50

                                     ARTICLE VIII

                                    MISCELLANEOUS . . . . . . . . . . .  51
             Section 8.1  Fees and Expenses . . . . . . . . . . . . . .  51
             Section 8.2  Finders' Fees . . . . . . . . . . . . . . . .  51
             Section 8.3  Amendment and Modification. . . . . . . . . .  52
             Section 8.4  Nonsurvival of Representations and Warranties  52
             Section 8.5  Notices . . . . . . . . . . . . . . . . . . .  52
             Section 8.6  Interpretation  . . . . . . . . . . . . . . .  53
             Section 8.7  Counterparts  . . . . . . . . . . . . . . . .  54
             Section 8.8  Entire Agreement; No Third Party Beneficia-
                          ries; Rights of Ownership . . . . . . . . . .  54
             Section 8.9  Severability  . . . . . . . . . . . . . . . .  54
             Section 8.10 Specific Performance. . . . . . . . . . . . .  54
             Section 8.11 Governing Law.  . . . . . . . . . . . . . . .  54
             Section 8.12 Assignment  . . . . . . . . . . . . . . . . .  54



          Exhibit A  Form of Tax Representation Letter of Company
          Exhibit B  Form of Tax Representation Letter of Parent
          Exhibit C  Form of Affiliate Agreement





                         AGREEMENT AND PLAN OF MERGER

                    AGREEMENT AND PLAN OF MERGER, dated as of July 1, 1996, by and among General Re Corporation, a Delaware corporation ("Parent"), N Acquisition Corporation, a Delaware corporation and wholly-owned subsidiary of Parent ("Sub"), and National Re Corporation, a Delaware corporation (the "Company").

                    WHEREAS, the Boards of Directors of Parent, Sub and the Company have approved, and deem it advisable and in the best interests of their respective stockholders to consummate, the acquisition of the Company by Parent upon the terms and subject to the conditions set forth herein;

                    WHEREAS, as a condition and inducement to Parent's and Sub's entering into this Agreement and incurring the obligations set forth herein, concurrently with the execution and delivery of this Agreement, Parent and Sub are entering into Stockholder Agreements (collec-tively, the "Stockholder Agreements") with Keystone Inc., Acadia Partners, L.P., William D. Warren, Peter A. Cheney, Robert W. Eager, Jr., and Timothy T. McCaffrey (collectively, the "Stockholders"), pursuant to which, among other things, such stockholders have agreed to vote the shares of common stock, with no par value, of the Company (the "Company Common Stock" or "Shares") then owned by such stockholders in favor of the Merger (as herein defined) provided for herein;

                    WHEREAS, the Board of Directors of the Company has approved the transactions contemplated by this Agree-ment and the Stockholder Agreements in accordance with the provisions of Section 203 of the Delaware General Corporation Law (the "DGCL") and has resolved to recom-mend the approval of the Merger by the holders of shares of Company Common Stock; and

                    WHEREAS, for United States federal income tax purposes, it is intended that the Merger provided for herein shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code");

                    NOW, THEREFORE, in consideration of the forego-ing and the respective representations, warranties, covenants and agreements set forth herein and in the Stockholder Agreements, the parties hereto agree as follows:

                                  ARTICLE I

                                  THE MERGER

                    Section 1.1 The Merger. (a) Subject to the terms and conditions of this Agreement and in accordance with the DGCL, at the Effective Time (as herein defined), the Company and Sub shall consummate a merger (the "Merg-er") pursuant to which (i) the Company shall be merged with and into Sub and the separate corporate existence of the Company shall thereupon cease, and (ii) Sub shall be the surviving corporation (the "Surviving Corporation") in the Merger and shall continue to be governed by the laws of the State of Delaware. Pursuant to the Merger,
          (x) the Certificate of Incorporation of Sub, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended as provided by law and such Certificate of Incorporation, and (y) the By-laws of Sub, as in effect immediately prior to the Effective Time, shall be the By-laws of the Surviving Corporation until thereafter amended as provided by law, the Certificate of Incorporation of the Surviving Corporation and such By-laws. The Merger shall have the effects set forth in the DGCL.

                    Section 1.2 Effective Time. Parent, Sub and the Company will cause a Certificate of Merger (the "Certificate of Merger") with respect to the Merger to be executed and filed on the date of the Closing (as defined in Section 1.3) (or on such other date as Parent and the Company may agree) with the Secretary of State of the State of Delaware as provided in the DGCL. The Merger shall become effective on the date on which the Certifi-cate of Merger has been duly filed with the Secretary of State of the State of Delaware or such time as is agreed upon by the parties and specified in the Certificate of Merger, and such time is hereinafter referred to as the "Effective Time".

                    Section 1.3  Closing.  The closing of the
          Merger (the "Closing") will take place at 10:00 a.m., New York City time, on a date to be specified by the parties, which shall be no later than two New York Stock Exchange ("NYSE") trading days after satisfaction or waiver of all of the conditions set forth in Article VI hereof (the "Closing Date"), at the offices of Skadden, Arps, Slate, Meagher & Flom, 919 Third Avenue, New York, New York, unless another time, date or place is agreed to in writ-ing by the parties hereto.

                    Section 1.4  Directors and Officers of the
          Surviving Corporation. The directors and officers of Sub at the Effective Time shall, from and after the Effective Time, be the initial directors and officers, respective-ly, of the Surviving Corporation until their successors shall have been duly elected or appointed or qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Certificate of Incorporation and By-laws.

                    Section 1.5 Stockholders' Meeting. In order to consummate the Merger, the Company, acting through its Board of Directors, shall, in accordance with applicable law duly call, give notice of, convene and hold a special meeting of its stockholders (the "Company Special Meet-ing"), as soon as practicable after the Registration Statement on Form S-4 (together with all amendments, schedules, and exhibits thereto) to be filed by Parent in connection with the registration of the shares of common stock, $.50 par value, of Parent ("Parent Common Stock") and the associated Preferred Stock Purchase Rights of Parent (the "Parent Rights") to be issued by Parent in the Merger (the "Registration Statement") is declared effective, for the purpose of considering and taking action upon this Agreement. (Unless the context other-wise requires, all references in this Agreement to Parent Common Stock shall include the corresponding Parent Rights.) The Company shall include in the joint proxy statement/prospectus forming a part of the Registration Statement (the "Proxy Statement/Prospectus") the recom-mendation of the Board of Directors of the Company that stockholders of the Company vote in favor of the approval of the Merger and the adoption of this Agreement; provid-ed that the Company may withdraw, modify or change such recommendation only to the extent that the Board of Directors of the Company determines, after having re-ceived the advice of outside legal counsel to the Company and the advice of the Company's financial advisor, that the failure to withdraw, modify or change such recommen-dation is reasonably likely to result in a breach of the Board of Directors' fiduciary duties under applicable law.

                                  ARTICLE II

                  CONVERSION OF SHARES; ELECTION PROCEDURES

                    Section 2.1  Conversion of Shares.  (a) Each
          share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than Shares to be cancelled pursuant to Section 2.1(c) hereof and Dissenting Shares (as herein defined)) shall, at the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive, at the election of the holder as provided in and subject to the limitations set forth in this Article II, either (A) a fraction (the "Conver-sion Fraction") of a validly issued, fully paid and nonassessable share of Parent Common Stock, determined by dividing $53 by the average (without rounding) of the closing prices per share of Parent Common Stock on the NYSE as reported on the NYSE Composite Tape for the ten
          (10) consecutive NYSE trading days ending on the second NYSE trading day immediately preceding the Closing Date (the "Average Parent Share Price") and rounding the result to the nearest one one-hundred thousandth of a share; provided, that Parent shall issue not more than .39259 nor less than .32121 shares of Parent Common Stock per Share (the "Stock Consideration") or (B) $53 in cash, without any interest thereon (the "Cash Consideration").

                         (b)  Each share of Common Stock, par value
          $.01 per share, of Sub issued and outstanding immediately prior to the Effective Time shall, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, be converted into one fully paid and nonassessable share of common stock, par value $.01 per share, of the Surviving Corporation.

                         (c)  All shares of Company Common Stock
          that are owned by the Company as treasury stock and any shares of Company Common Stock owned by Parent, Sub or any other direct or indirect wholly owned Subsidiary (as defined in Section 3.1 hereof) of Parent shall, at the Effective Time, be cancelled and retired and shall cease to exist and no Parent Common Stock or cash consideration shall be delivered in exchange therefor.

                         (d)  On and after the Effective Time,
          holders of certificates which immediately prior to the Effective Time represented outstanding Shares (the "Cer-tificates") shall cease to have any rights as stockhold-ers of the Company, except the right to receive the consideration set forth in this Article II (the "Merger Consideration") for each Share held by them.

                    Section 2.2 Election Procedure. Each holder of Shares (other than holders of Shares to be cancelled as set forth in Section 2.1(c) and Dissenting Shares) shall have the right, subject to the limitations set forth in this Article II, to submit a request specifying the number of Shares that such holder desires to have converted into the Stock Consideration in the Merger and the number of Shares that such holder desires to have converted into the Cash Consideration in the Merger in accordance with the following procedures:

                         (a)  Each holder of Shares may specify in
          a request made in accordance with the provisions of this
          Section 2.2 (herein called an "Election") (i) the number of Shares owned by such holder that such holder desires to have converted into the right to receive the Stock Consideration in the Merger (a "Stock Election") and (ii) the number of Shares owned by such holder that such holder desires to have converted into the right to re-ceive the Cash Consideration in the Merger (a "Cash Election").

                         (b)  Parent shall prepare a form reason-
          ably acceptable to the Company (the "Form of Election") which shall be mailed to the Company's stockholders entitled to vote at the Company Special Meeting so as to permit the Company's stockholders to exercise their right to make an Election prior to the Election Deadline (as defined in Section 2.2(d)).

                         (c)  Parent shall use all reasonable
          efforts to make the Form of Election initially available to all stockholders of the Company at least twenty busi-ness days prior to the Election Deadline and shall use all reasonable efforts to make available on a prompt basis a Form of Election to any stockholder of the Compa-ny who requests such Form following the initial mailing of the Forms of Election and prior to the Election Dead-line.

                         (d)  Any Election shall have been made
          properly only if the person authorized to receive Elec-tions and to act as exchange agent under this Agreement, which person shall be designated by Parent and shall be reasonably satisfactory to the Company (the "Exchange Agent"), shall have received, by 5:00 p.m. local time in the city in which the principal office of such Exchange Agent is located, on the date of the Election Deadline, a Form of Election properly completed and signed and accom-panied by certificates for the Shares to which such Form of Election relates (or by an appropriate guarantee of delivery of such certificates, as set forth in such Form of Election, from a member of any registered national securities exchange or of the National Association of Securities Dealers, Inc. or a commercial bank or trust company in the United States provided such certificates are in fact delivered to the Exchange Agent by the time required in such guarantee of delivery). Failure to deliver Shares covered by such a guarantee of delivery within the time set forth on such guarantee shall be deemed to invalidate any otherwise properly made Elec-tion. As used herein, "Election Deadline" means the date mutually agreed to by Parent and Company, in a news release delivered to the Dow Jones News Service, as the last day on which Forms of Election will be accepted; provided, that such date shall be a business day no earlier than twenty business days prior to the Effective Time and no later than the date on which the Effective Time occurs and shall be at least ten business days following the date of such news release and, unless the Company and Parent otherwise agree, shall not precede the date of the Company Special Meeting; provided, further, that Parent shall have the right to set a later date of, or to extend, the Election Deadline so long as such later date is no later than the date on which the Effective Time occurs.

                         (e)  Any Company stockholder may at any
          time prior to the Election Deadline change his or her Election by written notice received by the Exchange Agent prior to the Election Deadline accompanied by a properly completed and signed, revised Form of Election.

                         (f)  Any Company stockholder may, at any
          time prior to the Election Deadline, revoke his or her Election by written notice received by the Exchange Agent prior to the Election Deadline or by withdrawal prior to the Election Deadline of his or her certificates for Shares, or of the guarantee of delivery of such certifi-cates, previously deposited with the Exchange Agent. All Elections shall be revoked automatically if the Exchange Agent is notified in writing by Parent or the Company that this Agreement has been terminated. Any Company stockholder who shall have deposited certificates for Shares with the Exchange Agent shall have the right to withdraw such certificates by written notice received by the Exchange Agent and thereby revoke his Election as of the Election Deadline if the Merger shall not have been consummated prior thereto.

                         (g)  Parent shall have the right to make
          rules, not inconsistent with the terms of this Agreement, governing the validity of the Forms of Election, the manner and extent to which Elections are to be taken into account in making the determinations prescribed by Sec-tion 2.3, the issuance and delivery of certificates for Parent Common Stock into which Shares are converted in the Merger and the payment of cash for Shares converted into the right to receive the Cash Consideration in the Merger.

                    Section 2.3  Issuance of Parent Common Stock
          and Payment of Cash Consideration; Proration. The manner in which each Share (other than Shares to be cancelled as set forth in Section 2.1(c) and Dissenting Shares) shall be converted into the right to receive either the Stock Consideration or the Cash Consideration on the Effective Date shall be as set forth in this Section 2.3. All references to "outstanding" Shares in this Section 2.3 shall mean (i) all Shares outstanding immediately prior to the Effective Time minus (ii) Shares owned by Parent or by any direct or indirect wholly-owned subsidiary of Parent.

                         (a)  In the event that, between the date
          of this Agreement and the Effective Time, the issued and outstanding shares of Parent Common Stock shall have been affected or changed into a different number of shares or a different class of shares as a result of a stock split, reverse stock split, stock dividend, spin-off, extraordi-nary dividend, recapitalization, reclassification or other similar transaction with a record date within such period, the Conversion Fraction shall be appropriately adjusted.

                         (b)  As is more fully set forth below, the
          Total Cash Consideration in the Merger pursuant to this Agreement shall not be more than 50% of the value of all outstanding Shares. "Total Cash Consideration" shall mean the sum of (1) the fair market value of Shares to be converted into the right to receive the Cash Consider-ation, (2) cash paid in lieu of fractional Shares, and
          (3) cash paid for Dissenting Shares. For these purposes, cash paid for Dissenting Shares shall be computed as if holders of Dissenting Shares had made the Cash Election.

                         (c)  Each Share for which a Stock Election
          has been received and each Share as to which an Election is not in effect at the Election Deadline (a "Non-Elect-ing Share") shall be converted into the right to receive the Stock Consideration in the Merger.

                         (d)  If the Total Cash Consideration is
          50% or less of the value of the outstanding Shares, each Share covered by a Cash Election shall be converted in the Merger into the right to receive the Cash Consider-ation.

                         (e)  If the Total Cash Consideration is
          more than 50% of the value of the outstanding Shares, the Shares for which Cash Elections have been received shall be converted into the right to receive the Cash Consider-ation and the Stock Consideration in the following man-ner:

                              (1)  The Exchange Agent will distrib-
                              ute with respect to Shares as to
                              which a Cash Election has been made
                              the Cash Consideration with respect
                              to a fraction of such Shares, the
                              numerator of which fraction shall be
                              50% of the value (based on the clos-
                              ing price of the Shares on the last
                              full trading day prior to the Effec-
                              tive Time) of the outstanding Shares
                              and the denominator of which shall be
                              the sum of (A) the value (based on
                              the closing price of the Shares on
                              the last full trading day prior to
                              the Effective Time) of the aggregate
                              number of Shares covered by Cash
                              Elections, (B) cash to be paid in
                              lieu of fractional Shares and (C)
                              cash to be paid for Dissenting Shares
                              (computed as if holders of Dissenting
                              Shares had made the Cash Election)
                              and

                              (2)  Shares covered by a Cash Elec-
                              tion and not fully converted into the
                              right to receive the Cash Consider-
                              ation as set forth in clause (1)
                              above shall be converted in the Merg-
                              er into the right to receive the
                              Stock Consideration.

                         (f)  If Parent and the Company shall
          determine that any Election is not properly made with respect to any Shares, such Election shall be deemed to be not in effect, and the Shares covered by such Election shall, for purposes hereof, be deemed to be Non-Electing Shares.

                         (g)  No certificates or scrip representing
          fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Certificates, no dividend or distribution with respect to shares shall be payable on or with respect to any fractional share and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a stock-holder of Parent. In lieu of any such fractional share of Parent Common Stock, Parent shall pay to each former stockholder of the Company who otherwise would be enti-tled to receive a fractional share of Parent Common Stock an amount in cash determined by multiplying (i) the Average Parent Share Price but not more than $165.00 nor less than $135.00 by (ii) the fractional interest in a share of Parent Common Stock to which such holder would otherwise be entitled.

                    Section 2.4 Issuance of Parent Common Stock. Immediately following the Effective Time, Parent shall deliver, in trust, to the Exchange Agent, for the benefit of the holders of Shares, certificates representing an aggregate number of shares of Parent Common Stock as nearly as practicable equal to the product of the Conver-sion Fraction and the number of Shares to be converted into Parent Common Stock as determined in Section 2.3.
          As soon as practicable after the Effective Time, each holder of Shares converted into Parent Common Stock in the Merger, upon surrender to the Exchange Agent (to the extent not previously surrendered with a Form of Elec-
          tion) of one or more certificates for such Shares for cancellation, shall be entitled to receive certificates representing the number of shares of Parent Common Stock into which such Shares shall have been converted in the Merger. No dividends or distributions that have been declared will be paid to persons entitled to receive certificates for shares of Parent Common Stock until such persons surrender their certificates for Shares, at which time all such dividends shall be paid. In no event shall the persons entitled to receive such dividends be enti-tled to receive interest on such dividends. If any certificate for such Parent Common Stock is to be issued in a name other than that in which the certificate for Shares surrendered in exchange therefor is registered, it shall be a condition of such exchange that the person requesting such exchange shall pay to the Exchange Agent any transfer or other Taxes (as herein defined) required by reason of issuance of certificates for such Parent Common Stock in a name other than the registered holder of the certificate surrendered, or shall establish to the reasonable satisfaction of the Exchange Agent that such Tax has been paid or is not applicable. Notwithstanding the foregoing, neither the Exchange Agent nor any party hereto shall be liable to a holder of Shares for any Parent Common Stock or dividends thereon delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

                    Section 2.5 Payment of Cash Consideration. At the Closing, Parent shall deposit in trust with the Exchange Agent, for the benefit of the holders of Shares, an amount in cash equal to the Cash Consideration multi-plied by the number of Shares to be converted into the right to receive the Cash Consideration as determined in
          Section 2.3. As soon as practicable after the Effective Time, the Exchange Agent shall distribute to holders of Shares converted into the right to receive the Cash Consideration, upon surrender to the Exchange Agent (to the extent not previously surrendered with a Form of Election) of one or more certificates for such Shares for cancellation, a bank check for an amount equal to the Cash Consideration times the number of Shares so convert-ed. In no event shall the holder of any such surrendered certificates be entitled to receive interest on any of the Cash Consideration to be received in the Merger. If such check is to be issued in the name of a person other than the person in whose name the certificates for the Shares surrendered for exchange therefor are registered, it shall be a condition of the exchange that the person requesting such exchange shall pay to the Exchange Agent any transfer or other Taxes required by reason of issu-ance of such check to a person other than the registered holder of the certificates surrendered, or shall estab-lish to the reasonable satisfaction of the Exchange Agent that such Tax has been paid or is not applicable. Not-withstanding the foregoing, neither the Exchange Agent nor any party hereto shall be liable to a holder of Shares for any amount paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

                    Section 2.6  Treatment of Company Stock Op-
          tions. (a) Each option granted to a Company employee to acquire shares of Company Common Stock ("Company Stock Option") that is outstanding on the Effective Time, whether or not then vested or exercisable, shall, effec-tive as of the Effective Time, become and represent an option for the number of shares of Parent Common Stock (a "Substitute Option"), rounded up to the nearest whole share, determined by multiplying (i) the number of shares of Company Common Stock subject to such Company Stock Option immediately prior to the Effective Time by (ii) the Conversion Fraction at an exercise price per share of Parent Common Stock (decreased to the nearest whole cent) equal to the exercise price per share of such Company Stock Option divided by the Conversion Fraction; provid-ed, however, that in the case of any Company Stock Option to which Section 421 of the Code applies by reason of its qualification as an incentive stock option under Section 422 of the Code, the conversion formula shall be adjusted if necessary to comply with Section 424(a) of the Code. After the Effective Time, except as provided above in this Section 2.6, each Substitute Option shall be exer-cisable upon the same terms and conditions as were appli-cable to the related Company Stock Option immediately prior to the Effective Time. Notwithstanding the forego-ing provisions of this Section 2.6(a) or any other provi-sion of this Agreement, the Company and the holder of any Company Stock Option may amend such Company Stock Option so that the holder of such Company Stock Option (if it is outstanding at the Effective Time) may elect to receive, in settlement thereof, an amount in cash equal to the excess of $53 over the exercise price of such Company Stock Option multiplied by the number of Shares subject to such Company Stock Option.

                         (b) Prior to the Effective Time, the
          Company shall use all reasonable efforts to (i) obtain any consents from holders of Company Stock Options and
          (ii) amend the terms of its equity incentive plans or arrangements, in each case as is necessary to give effect to the provisions of paragraph (a) of this Section 2.6.

                         (c) Prior to the Effective Time, Parent
          shall (i) file with the Securities and Exchange Commis-sion ("SEC") a registration statement on Form S-8 or another appropriate form for the registration of shares of Parent Common Stock issuable pursuant to all Substi-tute Options and (ii) amend the terms of its equity incentive plans or arrangements, in each case as is necessary to give effect to the provisions of paragraph
          (a) of this Section 2.6.

                    Section 2.7  Stock Transfer Books.  At the
          Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registra-tion of transfers of Shares on the records of the Compa-ny. If, after the Effective Time, certificates repre-senting Shares are presented to the Surviving Corpora-tion, they shall be cancelled and exchanged for cash and/or certificates representing Parent Common Stock pursuant to this Article II.

                    Section 2.8 Shares of Dissenting Stockholders. Notwithstanding anything in this Agreement to the con-trary, any shares of Company Common Stock that are issued and outstanding as of the Effective Time and that are held by a stockholder who has properly exercised his appraisal rights (the "Dissenting Shares") under the DGCL shall not be converted into the right to receive the Merger Consideration unless and until the holder shall have failed to perfect, or shall have effectively with-drawn or lost, his right to dissent from the Merger under the DGCL and to receive such consideration as may be determined to be due with respect to such Dissenting Shares pursuant to and subject to the requirements of the DGCL. If any such holder shall have so failed to perfect or have effectively withdrawn or lost such right, each share of such holder's Company Common Stock shall there-upon be deemed to have been converted into and to have become, as of the Effective Time, the right to receive, without any interest thereon, the Stock Consideration or the Cash Consideration or a combination thereof as deter-mined by Parent in its sole discretion. The Company shall give Parent (i) prompt notice of any notice or demands for appraisal or payment for shares of Company Common Stock received by the Company and (ii) the oppor-tunity to participate in and direct all negotiations and proceedings with respect to any such demands or notices. The Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle, offer to settle or otherwise negotiate, any such demands.

                    Section 2.9 Tax Opinion Adjustment. Subject to the limitation of, and the proviso of Section 2.1(a), if either (i) the tax opinion referred to in Section 6.3(e) cannot be rendered (as reasonably determined by nationally recognized tax counsel to the Company) or (ii) the tax opinion of nationally recognized tax counsel to Parent referred to Section 6.2(d) cannot be rendered (as reasonably determined by nationally recognized tax coun-sel to Parent), in either case as a result of the Merger potentially failing to satisfy continuity of interest requirements under applicable federal income tax princi-ples relating to reorganizations under Section 368(a) of the Code, then Parent shall reduce the Cash Consideration to the minimum extent necessary to enable the relevant tax opinion or opinions, as the case may be, to be ren-dered, and correspondingly increase the Stock Consider-ation.

                                 ARTICLE III

                REPRESENTATIONS AND WARRANTIES OF THE COMPANY

                    The Company represents and warrants to Parent and Sub as follows:

                    Section 3.1 Organization. Each of the Company and its Subsidiaries is a corporation, partnership or other entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its incor-poration or organization, and has all requisite corporate or other power and authority and all necessary governmen-tal approvals to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to be so organized, existing and in good standing or to have such power, authority and governmental approvals would not have a material adverse effect (as defined below) on the Company and its Subsid-iaries taken as a whole. Each of the Company and its Subsidiaries is duly qualified or licensed to do business and in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not, in the aggregate, have a material adverse effect on the Company and its Subsidiaries taken as a whole. As used in this Agreement, the word "Subsidiary" means, with respect to any party, any corporation or other organiza-tion, whether incorporated or unincorporated, of which
          (i) such party or any other Subsidiary of such party is a general partner (excluding such partnerships where such party or any Subsidiary of such party do not have a majority of the voting interest in such partnership) or
          (ii) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corpo-ration or other organization is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries. As used in this Agreement, any refer-ence to any event, change or effect having a material adverse effect on or with respect to any entity (or group of entities taken as a whole) means such event, change or effect, in the aggregate with such other events, changes, or effects, which is materially adverse to the financial condition, business or results of operations of such entity. Section 3.1 of the Disclosure Schedule delivered by the Company to Parent on or prior to the date hereof (the "Disclosure Schedule") sets forth a complete list of the Company's Subsidiaries.

                    Section 3.2 Capitalization. (a) The autho-rized capital stock of the Company consists of 41,000,000 shares consisting of 40,000,000 shares of Company Common Stock and 1,000,000 shares of Preferred Stock, $.01 par value (the "Preferred Stock"). (i) As of June 28, 1996, 16,616,894 shares of Company Common Stock are issued and outstanding and 599,400 shares of Company Common Stock are held in the treasury of the Company, (ii) as of the date hereof, no Shares of Preferred Stock are issued and outstanding, and (iii) as of the date hereof, options to acquire an aggregate of 1,143,000 shares of Company Common Stock have been issued pursuant to Company Stock Options. All the outstanding shares of the Company's capital stock are duly authorized, validly issued, fully paid and non-assessable. There are no bonds, debentures, notes or other indebtedness having voting rights (or convertible into securities having such rights) ("Voting Debt") of the Company or any of its Subsidiaries issued and outstanding. Except as set forth above, as set forth on Section 3.2 of the Disclosure Schedule, and for the transactions contemplated by this Agreement, (i) there are no shares of capital stock of the Company authorized, issued or outstanding and (ii) there are no existing options, warrants, calls, pre-emptive rights, subscrip-tions or other rights, convertible securities, agree-ments, arrangements or commitments of any character, relating to the issued or unissued capital stock of the Company or any of its Subsidiaries, obligating the Compa-ny or any of its Subsidiaries to issue, transfer or sell or cause to be issued, transferred or sold any shares of capital stock or Voting Debt of, or other equity interest in, the Company or any of its Subsidiaries or securities convertible into or exchangeable for such shares or equity interests or obligations of the Company or any of its Subsidiaries to grant, extend or enter into any such option, warrant, call, subscription or other right, convertible security, agreement, arrangement or commit-ment. Except as set forth in Section 3.2 of the Disclo-sure Schedule, there are no outstanding contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Shares or the capital stock of the Company or any Subsidiary or affili-ate of the Company or to provide funds to make any in-vestment (in the form of a loan, capital contribution or otherwise) in any Subsidiary or any other entity. Except as set forth in Section 3.2 of the Disclosure Schedule, and as permitted by this Agreement, following the Merger, neither the Company nor any of its Subsidiaries will have any obligation to issue, transfer or sell any shares of its capital stock other than pursuant to employee benefit plans.

                         (b)  All of the outstanding shares of
          capital stock of each of the Subsidiaries are beneficial-ly owned by the Company, directly or indirectly, and all such shares have been validly issued and are fully paid and nonassessable and are owned by either the Company or one of its Subsidiaries free and clear of all liens, charges, security interests, options, claims or encum-brances of any nature whatsoever.

                         (c)  Except as set forth in Section 3.2(c)
          of the Disclosure Schedule, there are no voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting of the capital stock of the Company or any of the Subsidiaries. None of the Company or its Subsidiaries is required to redeem, repurchase or otherwise acquire shares of capital stock of the Company, or any of its Subsidiaries, respectively, as a result of the transac-tions contemplated by this Agreement.

                         (d)  At the Effective Time, the number of
          shares of Company Common Stock outstanding shall not exceed 17,859,894.

                    Section 3.3 Corporate Authorization; Validity of Agreement; Company Action. (a) The Company has full corporate power and authority to execute and deliver this Agreement and, subject to obtaining any necessary approv-al of its stockholders as contemplated by Section 1.5 hereof with respect to the Merger, to consummate the transactions contemplated hereby. The execution, deliv-ery and performance by the Company of this Agreement, and the consummation by it of the transactions contemplated hereby, have been duly and validly authorized by its Board of Directors and, except for obtaining the approval of its stockholders as contemplated by Section 1.5 hereof with respect to the Merger, no other corporate action or proceedings on the part of the Company is necessary to authorize the execution and delivery by the Company of this Agreement, and the consummation by it of the trans-actions contemplated hereby. This Agreement has been duly executed and delivered by the Company and, assuming this Agreement constitutes a valid and binding obligation of Parent and Sub, constitutes a valid and binding obli-gation of the Company enforceable against the Company in accordance with its terms, except that (i) such enforce-ment may be subject to applicable bankruptcy, insolvency or other similar laws, now or hereafter in effect, af-fecting creditors' rights generally, and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceed-ing therefor may be brought.

                         (b)  The Board of Directors of the Company
          has duly and validly approved and taken all corporate action required to be taken by the Board of Directors for the consummation of the transactions contemplated by this Agreement and the Stockholder Agreements, including, but not limited to, all actions necessary to render the provisions of Section 203 of the DGCL inapplicable to this Agreement and the Stockholder Agreements. The affirmative vote of the holders of a majority of the Shares is the only vote of the holders of any class or series of Company capital stock necessary to approve the Merger.

                    Section 3.4  Consents and Approvals; No
          Violations. Except as set forth in Section 3.4 of the Disclosure Schedule and for all filings, permits, autho-rizations, consents and approvals as may be required under, and other applicable requirements of, the Exchange Act (as defined herein), the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), the state securities or "blue sky" laws, state takeover laws, state and foreign insurance regulatory laws and commis-sions, and for the approval of this Agreement by the Company's stockholders and the filing and recordation of the Certificate of Merger as required by the DGCL, nei-ther the execution, delivery or performance of this Agreement nor the consummation by the Company of the transactions contemplated hereby nor compliance by the Company with any of the provisions hereof will (i) con-flict with or result in any breach of any provision of the Certificate of Incorporation or by-laws or similar organizational documents of the Company or of any of its Subsidiaries, (ii) require any filing with, or permit, authorization, consent or approval of, any court, arbi-tral tribunal, administrative agency or commission or other governmental or other regulatory authority, commis-sion or agency (a "Governmental Entity"), except where the failure to obtain such permits, authorizations, consents or approvals or to make such filings would not have a material adverse effect on the Company and its Subsidiaries taken as a whole and would not, or would not be reasonably likely to, materially impair the ability of the Company to consummate the Merger or the other trans-actions contemplated hereby, (iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceler-ation) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, guarantee, other evidence of indebtedness (collectively, the "Debt Instru-ments"), lease, license, contract, agreement or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which any of them or any of their properties or assets may be bound (a "Compa-ny Agreement") or (iv) violate any order, writ, injunc-tion, decree, statute, rule or regulation applicable to the Company, any of its Subsidiaries or any of their properties or assets, except in the case of clauses (iii) and (iv) for violations, breaches or defaults which would not have a material adverse effect on the Company and its Subsidiaries taken as a whole.

                    Section 3.5  SEC Reports and Financial
          Statements. (a) The Company has filed with the SEC and has heretofore made available to Parent true and complete copies of, all forms, reports, schedules, statements and other documents required to be filed by it and its Sub-sidiaries since January 1, 1994 under the Securities Exchange Act of 1934, as amended (the "Exchange Act") and the Securities Act of 1933, as amended (the "Securities Act") (as such documents have been amended since the time of their filing, collectively, the "Company SEC Docu-ments"). As of their respective dates or, if amended, as of the date of the last such amendment, the Company SEC Documents, including, without limitation, any financial statements or schedules included therein (a) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading and (b) complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be, and the applica-ble rules and regulations of the SEC thereunder. Each of the consolidated financial statements included in the Company SEC Documents have been prepared from, and are in accordance with, the books and records of the Company and/or its consolidated Subsidiaries, comply in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with United States generally accepted accounting princi-ples ("GAAP") applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position and the consolidated results of operations and cash flows (and changes in financial position, if any) of the Company and its con-solidated Subsidiaries as at the dates thereof or for the periods presented therein (subject, in the case of unau-dited interim financial statements, to normal year end adjustments).

                         (b)  The Annual Statements and Quarterly
          Statement of National Reinsurance Corporation, a wholly owned subsidiary of the Company ("National Re"), as filed with the departments of insurance for all applicable domiciliary states for the years ended December 31, 1995 and December 31, 1994 (the "Annual Statutory Statements") and the quarter ended March 31, 1996 (the "Quarterly Statutory Statement"), respectively, together with all exhibits and schedules thereto (all Annual Statutory Statements and the Quarterly Statutory Statement, togeth-er with all exhibits and schedules thereto, referred to as the "Statutory Financial Statements"), have been prepared in accordance with the accounting practices prescribed or permitted by the departments of insurance for all applicable domiciliary states for purposes of financial reporting to the state's insurance regulators ("State Statutory Accounting Principles"), and such accounting practices have been applied on a basis consis-tent with State Statutory Accounting Principles through-out the periods involved, except as expressly set forth in the notes, exhibits or schedules thereto, and the Statutory Financial Statements of National Re present fairly in all material respects the financial position and the results of operations for National Re and its Subsidiaries as of the dates and for the periods therein in accordance with State Statutory Accounting Principles. The Company has heretofore made available to Parent true and complete copies of the Statutory Financial State-ments.

                    Section 3.6  Absence of Certain Changes.
          Except as disclosed in the Company SEC Documents or as set forth in Section 3.6 of the Disclosure Schedule, since January 1, 1996, the Company and its Subsidiaries have conducted their respective businesses and operations in the ordinary course of business consistent with past practice. Since March 31, 1996, there has not occurred
          (i) any events, changes, or effects (including the incurrence of any liabilities of any nature, whether or not accrued, contingent or otherwise) having or, which would be reasonably likely to have, in the aggregate, a material adverse effect on the Company and its Subsidiar-ies taken as a whole (other than changes in insurance laws and regulations affecting the reinsurance industry generally); (ii) any declaration, setting aside or pay-ment of any dividend or other distribution (whether in cash, stock or property) with respect to the equity interests of the Company or of any of its Subsidiaries, other than regular quarterly cash dividends or dividends paid by wholly owned Subsidiaries; or (iii) any change by the Company or any of its Subsidiaries in accounting principles or methods, except insofar as may be required
          by a change in GAAP.   Since January 1, 1996, except as
          set forth on Section 3.6 of the Disclosure Schedule, the Company and its Subsidiaries have conducted their respec-tive businesses in the ordinary course consistent with past practice.

                    Section 3.7  No Undisclosed Liabilities.
          Except (a) as disclosed in Section 3.6 of the Disclosure Schedule, (b) to the extent disclosed in the Company SEC Documents filed prior to the date of this Agreement and
          (c) for liabilities and obligations incurred in the ordinary course of business consistent with past prac-tice, since March 31, 1996, neither the Company nor any of its Subsidiaries has incurred any liabilities or obligations of any nature, whether or not accrued, con-tingent or otherwise, that have, or would be reasonably likely to have, a material adverse effect on the Company and its Subsidiaries. Section 3.7 of the Disclosure Schedule sets forth each instrument evidencing indebted-ness of the Company and its Subsidiaries (other than insurance treaties entered into in the ordinary course of the Company's business) which will accelerate or become due or payable, or result in a right of redemption or repurchase on the part of the holder of such indebted-ness, or with respect to which any other payment or amount will become due or payable, in any such case with or without due notice or lapse of time, as a result of this Agreement, the Merger or the other transactions contemplated hereby.

                    Section 3.8  Information in Proxy State-
          ment/Prospectus. The Proxy Statement/Prospectus (or any amendment thereof or supplement thereto), at the date mailed to the Company's stockholders and at the time of the Company Special Meeting, will not contain any untrue statement of a material fact or omit to state any materi-al fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, provided, however, that no representation is made by the Company with respect to statements made therein based on information supplied by Parent or Sub for inclusion in the Proxy Statement/Prospectus. None of the information supplied by the Company for inclusion or incorporation by reference in the Registration Statement will, at the date it becomes effective and at the time of the Company Special Meeting contain any untrue statement of a materi-al fact or omit to state any material fact required to be stated therein or necessary in order to make the state-ments therein, in light of the circumstances under which they are made, not misleading. Subject to the proviso set forth in the second preceding sentence, the Proxy Statement/Prospectus will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

                    Section 3.9 Employee Benefit Plans; ERISA. As of the date of this Agreement: (a) there are no material employee or director benefit plans, arrangements, prac-tices, contracts or agreements (including, without limi-tation, employment agreements, change of control employ-ment agreements and severance agreements, incentive compensation, bonus, stock option, stock appreciation rights and stock purchase plans) of any type (including but not limited to plans described in section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), maintained by the Company, any of its Subsidiaries or any trade or business, whether or not incorporated (an "ERISA Affiliate"), that together with the Company would be deemed a "controlled group" within the meaning of section 4001(a)(14) of ERISA, or with respect to which the Company or any of its Subsidiaries has or may have a liability, other than those listed on
          Section 3.9(a) of the Disclosure Schedule (the "Benefit Plans"). Except as disclosed in Section 3.9(a) or 5.5(c) of the Disclosure Schedule (or as otherwise permitted by this Agreement) neither the Company nor any ERISA Affili-ate has any formal plan or commitment, whether legally binding or not, to create any additional Benefit Plan or modify or change any existing Benefit Plan that would affect any employee or terminated employee of the Company or any ERISA Affiliate.

                         (b)  Except as disclosed in Section 3.9(b)
          of the Disclosure Schedule, with respect to any Benefit Plan, there are no material amounts accrued but unpaid as of the most recent balance sheet date that are not re-flected on that balance sheet prepared in accordance with GAAP.

                         (c)  With respect to each Benefit Plan
          except as disclosed on Schedule 3.9(c) of the Disclosure
          Schedule: (i) if intended to qualify under section 401(a), 401(k) or 403(a) of the Code, such plan has received, or an application is pending for, a determina-tion letter from the Service that the Plan so qualifies, and its trust is exempt from taxation under section 501(a) of the Code and the Company knows of no event that would prevent such qualification; (ii) such plan has been administered in all material respects in accordance with its terms and applicable law; (iii) no breaches of fidu-ciary duty have occurred; (iv) no material disputes are pending, or, to the knowledge of the Company, threatened;
          (v) no prohibited transaction (within the meaning of section 406 of ERISA) has occurred; (vi) all contribu-tions and premiums due (including any extensions for such contributions and premiums) have been made in full; (vii) no such Plan has incurred or will incur any "accumulated funding deficiency," as such term is defined in Section 412 of the Code, whether or not waived; (viii) no such Plan provides medical or death benefits with respect to current or former employees of the Company or any of its Subsidiaries beyond their termination of employment, other than on an employee-pay-all basis; and (ix) no Plan is a "multiemployer plan," as such term is defined in section 3(37) of ERISA, or is covered by section 4063 or 4064 of ERISA.

                         (d)  Except as disclosed on Schedule
          3.9(d) of the Disclosure Schedule: (i) neither the Company nor any ERISA Affiliate has incurred any material liability under Title IV of ERISA since the effective date of ERISA that has not been satisfied in full (in-cluding sections 4063-4064 and 4069 of ERISA) and, to the knowledge of the Company, no basis for any such liability exists; (ii) neither the Company nor any ERISA Affiliate maintains (or contributes to), or has maintained (or has contributed to) within the last six years, any employee benefit plan that is subject to Title IV of ERISA (other than a Benefit Plan).

                         (e)  Except as set forth in Section 3.9(e)
          of the Disclosure Schedule, Section 5.5(c) of the Disclo-sure Schedule or to the extent disclosed in the Company SEC Documents, the consummation of the transactions contemplated by this Agreement will not entitle any individual to severance pay or accelerate the time of payment or vesting, or increase the amount, of compensa-tion or benefits due to any individual with respect to any Benefit Plan. As a result of the transactions de-scribed herein, either alone or together with another event such as termination of employment, except as set forth in Section 3.9(e) of the Disclosure Schedule, no party will be required to make a "parachute payment" to a "disqualified individual" within the meaning of Section 280G of the Code.

                         (f)  The Company has delivered or made
          available to Parent accurate and complete copies of all plan texts, summary plan descriptions, trust agreements and other related agreements including all amendments to the foregoing; the two most recent annual reports; the most recent annual and periodic accounting of plan as-sets; the most recent determination letter received from the United States Internal Revenue Service (the "Ser-vice"); and the two most recent actuarial reports, to the extent any of the foregoing may be applicable to a par-ticular Benefit Plan.

                    Section 3.10   Litigation; Compliance with Law.

                         (a)  Except to the extent disclosed in the
          Company SEC Documents filed prior to the date of this Agreement, there is no suit, claim, action, proceeding, review or investigation pending or, to the knowledge of the Company, threatened against or affecting, the Company or any of its Subsidiaries which, individually or in the aggregate, is reasonably likely to have a material ad-verse effect on the Company and its Subsidiaries taken as a whole, or would, or would be reasonably likely to, materially impair the ability of the Company to consum-mate the Merger or the other transactions contemplated hereby.

                         (b)  The Company and its Subsidiaries have
          complied in all material respects with all laws, stat-utes, regulations, rules, ordinances, and judgments, decrees, orders, writs and injunctions, of any court or Governmental Entity relating to any of the property owned, leased or used by them, or applicable to their business, including, but not limited to, equal employment opportunity, discrimination, occupational safety and health, environmental, insurance regulatory, antitrust laws, ERISA and laws relating to Taxes (as defined in Section 3.12).

                    Section 3.11 No Default. Except as disclosed in the Company SEC Documents, the business of the Company and each of its Subsidiaries is not being conducted in default or violation of any term, condition or provision of (a) its respective certificate of incorporation or by-laws or similar organizational documents, or (b) any Company Agreement, excluding from the foregoing clause
          (b), defaults or violations that would not have a materi-al adverse effect on the Company and its Subsidiaries taken as a whole or would not, or would not be reasonably likely to, materially impair the ability of the Company to consummate the Merger or the other transactions con-templated hereby.

                    Section 3.12  Taxes.  Except as set forth in
          Section 3.12 of the Disclosure Schedule:

                         (a)  the Company and its Subsidiaries have
          (I) duly filed (or there have been filed on their behalf) with the appropriate governmental authorities all materi-al Tax Returns (as hereinafter defined) required to be filed by them and such Tax Returns are true, correct and complete, and (II) duly paid in full or made provision in accordance with GAAP (or there has been paid or provision has been made on their behalf) for the payment of all Taxes (as hereinafter defined) that are due and payable for all periods ending through the date hereof;

                         (b)  no material federal, state, local or
          foreign audits or other administrative proceedings or court proceedings are presently pending with regard to any Taxes or Tax Returns of the Company or its Subsidiar-ies;

                         (c)  no governmental authority has assert-
          ed in writing against the Company or any of its Subsid-iaries any deficiency or claim for a material amount of Taxes;

                         (d)  there are no material liens for Taxes
          upon any property or assets of the Company or any Subsid-iary thereof, except for liens for Taxes not yet due and payable and liens for Taxes that are being contested in good faith;

                         (e)  the United States federal income Tax
          Returns of the Company and its Subsidiaries have been examined by the Service (or the applicable statutes of limitation for the assessment of federal income Taxes for such periods have expired) for all periods through and including 1990; and

                         (f)  the Company is not aware of any
          reason that would preclude it from executing an opinion representation letter, substantially similar to the form letter attached hereto as Exhibit A, as of the Effective Time.

          "Taxes" shall mean any and all taxes, charges, fees, levies or other assessments, including, without limita-tion, all net income, gross income, gross receipts, excise, stamp, real or personal property, ad valorem, sales, withholding, estimated, social security, unemploy-ment, occupation, use, service, service use, license, net worth, payroll, franchise, severance, transfer, recording or other taxes, assessments or charges, imposed by any governmental authority and any interest, penalties, or additions to tax attributable thereto. "Tax Return" shall mean any report, return, document, declaration, information, return, or filing (including any related or supporting information).

                    Section 3.13 Contracts. Each material Company Agreement is valid, binding and enforceable and in full force and effect, except where failure to be valid, binding and enforceable and in full force and effect would not have a material adverse effect on the Company and its Subsidiaries taken as a whole, and there are no defaults thereunder, except those defaults that would not have a material adverse effect on the Company and its Subsidiaries taken as a whole. Neither the Company nor any Subsidiary is a party to any agreement that expressly and materially limits the ability of the Company or any Subsidiary to compete in or conduct any line of business or compete with any person or in any geographic area or during any period of time.

                    Section 3.14  Transactions with Affiliates.
          Except to the extent disclosed in the Company SEC Docu-ments filed prior to the date of this Agreement, since January 1, 1993 there have been no material transactions, agreements, arrangements or understandings between the Company or its Subsidiaries, on the one hand, and the Company's affiliates (other than wholly-owned Subsidiar-ies of the Company) or other Persons, on the other hand, that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act.

                    Section 3.15 Opinion of Financial Advisor. The Company has received an opinion from Goldman, Sachs & Co. ("Goldman Sachs") to the effect that the consideration to be received by the stockholders of the Company pursuant to the Merger, is fair to such stockholders.

                    Section 3.16 Lincoln National Contract. The Aggregate Excess of Loss Reinsurance Contract between National Re and Lincoln National Health and Casualty Insurance Company dated April 30, 1990, a true and com-plete copy of which has been delivered to Parent, is in full force and effect and will continue in effect follow-ing the Effective Time, subject to the terms and condi-tions of such agreement.

                                  ARTICLE IV

               REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB

                    Parent and Sub represent and warrant to the Company as follows:

                    Section 4.1 Organization. Each of Parent and its Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of Delaware, and has all requisite corporate or other power and au-thority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to be so organized, existing and in good standing or to have such power, authority and governmental approvals would not have a material adverse effect on Parent and its Subsidiaries. Parent and each of its Subsidiaries is duly qualified or licensed to do business and in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not have a material adverse effect on Parent and its Subsid-iaries taken as a whole. Sub has not heretofore conduct-ed any business other than in connection with this Agree-ment and the transactions contemplated hereby.

                    Section 4.2  Capitalization.  The authorized
          capital stock of Parent consists of 270,000,000 shares of capital stock, consisting of 250,000,000 shares of Parent Common Stock and 20,000,000 shares of preferred stock, without par value (the "Parent Preferred Stock"). As of June 30, 1996, (i) 78,740,961 shares of Parent Common Stock are issued and outstanding, (ii) approximately 1,724,386 shares of Parent ESOP Convertible Preferred Stock are issued and outstanding, (iii) 24,086,383 shares of Parent Common Stock are issued and held in the trea-sury of Parent, and (iv) not more than 8,000,000 shares of Parent Common Stock are reserved for option and em-ployee benefit plans of Parent. All of the outstanding shares of Parent's capital stock are duly authorized, validly issued, fully paid and non-assessable. There are no bonds, debentures, notes or other indebtedness having voting rights (or convertible into securities having such rights) ("Parent Voting Debt") of Parent or any of its Subsidiaries issued and outstanding.

                    Section 4.3 Corporate Authorization; Validity of Agreement; Necessary Action. Each of Parent and Sub has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and perfor-mance by Parent and Sub of this Agreement and the consum-mation by Parent and Sub of the transactions contemplated hereby have been duly and validly authorized by their respective Boards of Directors and no other corporate action or proceedings on the part of Parent and Sub are necessary to authorize the execution and delivery by Parent and Sub of this Agreement, and the consummation by Parent and Sub of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Parent and Sub, and, assuming this Agreement constitutes a valid and binding obligation of the Company, consti-tutes a valid and binding obligation of each of Parent and Sub, enforceable against each of them in accordance with their terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency or other similar laws, now or hereafter in effect, affecting creditors' rights generally, and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceed-ing therefor may be brought. The shares of Parent Common Stock to be issued pursuant to the Merger will be duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. No vote of the stockholders of Parent is necessary for Sub to consummate the Merger.

                    Section 4.4  Consents and Approvals; No
          Violations. Except for filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Exchange Act, the Securities Act, the DGCL, the HSR Act, state blue sky laws and any applicable state takeover laws and insurance regulatory laws and commissions, neither the execution, delivery or performance of this Agreement by Parent and Sub nor the consummation by Parent and Sub of the trans-actions contemplated hereby nor compliance by Parent and Sub with any of the provisions hereof will (i) conflict with or result in any breach of any provision of the Certificate of Incorporation or by-laws of Parent and any of its Subsidiaries, (ii) require any filing with, or permit, authorization, consent or approval of, any Gov-ernmental Entity (except where the failure to obtain such permits, authorizations, consents or approvals or to make such filings would not have a material adverse effect on Parent and its Subsidiaries taken as a whole or would not, or would not be reasonably likely to, materially impair the ability of Parent and Sub to consummate the Merger or the other transactions contemplated hereby),
          (iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amend-ment, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mort-gage, indenture, guarantee, other evidence of indebted-ness, lease, license, contract, agreement or other in-strument or obligation to which Parent or any of its Subsidiaries is a party or by which any of them or any of their properties or assets may be bound or (iv) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Parent, any of its Subsidiaries or any of their properties or assets, except in the case of clauses (iii) and (iv) for violations, breaches or defaults which would not have a material adverse effect on Parent and its Subsidiaries taken as a whole or would not, or would not be reasonably likely to, materially impair the ability of Parent or Sub to consummate the Merger or the other transactions contemplated hereby.

                         Section 4.5  SEC Reports and Financial
               Statements. Parent has filed with the SEC, and has heretofore made available to the Company true and com-plete copies of, all forms, reports, schedules, state-ments and other documents required to be filed by it and its Subsidiaries since January 1, 1994 under the Exchange Act or the Securities Act (as such documents have been amended since the time of their filing, collectively, the "Parent SEC Documents"). As of their respective dates or, if amended, as of the date of the last such amend-ment, the Parent SEC Documents, including, without limi-tation, any financial statements or schedules included therein (a) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading and (b) complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be, and the applicable rules and regulations of the SEC thereunder. Each of the consolidated financial state-ments included in the Parent SEC Documents have been prepared from, and are in accordance with, the books and records of Parent and/or its consolidated Subsidiaries, comply in all material respects with applicable account-ing requirements and with the published rules and regula-tions of the SEC with respect thereto, have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position and the consolidated results of operations and cash flows (and changes in financial position, if any) of Parent and its consolidated Subsidiaries as at the dates thereof or for the periods presented therein (subject, in the case of unaudited interim financial statements, to normal year end adjustments).

                         Section 4.6 Absence of Certain Changes. Since January 1, 1996, Parent and its Subsidiaries have con-ducted their respective businesses in the ordinary course of business consistent with past practice. Since March 31, 1996, there has not occurred (i) any events, changes, or effects (including the incurrence of any liabilities of any nature, whether or not accrued, contingent or otherwise) having or, which would be reasonably likely to have, individually or in the aggregate, a material ad-verse effect on Parent and its Subsidiaries taken as a whole; (ii) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to the equity interests of Parent or of any of its Subsidiaries other than regu-lar quarterly cash dividends or dividends paid by wholly owned Subsidiaries; or (iii) any change by Parent or any of its Subsidiaries in accounting principles or methods, except insofar as may be required by a change in GAAP.

                         Section 4.7  No Undisclosed Liabilities.
               Except (a) to the extent disclosed in the Parent SEC Documents filed prior to the date of this Agreement and
               (b) for liabilities and obligations incurred in the ordinary course of business consistent with past prac-tice, since March 31, 1996, neither Parent nor any of its Subsidiaries has incurred any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, that have, or would be reasonably likely to have, a material adverse effect on Parent and its Subsid-iaries.

                         Section 4.8  Information in Proxy State-
               ment/Prospectus. The Registration Statement (or any amendment thereof or supplement thereto), at the date it becomes effective and at the time of the Company Special Meeting, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, provided, however, that no representation is made by Parent or Sub with respect to statements made therein based on information supplied by the Company for inclusion in the Proxy State-ment/Prospectus or the Registration Statement. None of the information supplied by Parent or Sub for inclusion or incorporation by reference in the Proxy State-ment/Prospectus will, at the date mailed to stockholders of the Company and at the time of the Company Special Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Subject to the proviso set forth in the second preceding sentence, the Registration Statement will comply in all material respects with the provisions of the Securities Act and the rules and regu-lations thereunder.

                         Section 4.9  Litigation; Compliance with Law.

                              (a)  Except to the extent disclosed in the
               Parent SEC Documents filed prior to the date of this Agreement, there is no suit, claim, action, proceeding or investigation pending or, to the knowledge of Parent, threatened against or affecting, Parent or any of its Subsidiaries, which, individually or in the aggregate, is reasonably likely to have a material adverse effect on Parent and its Subsidiaries or would, or would be reason-ably likely to, materially impair the ability of Parent to consummate the Merger or the other transactions con-templated hereby.

                              (b)  Parent and its Subsidiaries have
               complied in all material respects with all laws, stat-utes, regulations, rules, ordinances, and judgments, decrees, orders, writs and injunctions, of any court or Governmental Entity relating to any of the property owned, leased or used by them, or applicable to their business, including, but not limited to, equal employment opportunity, discrimination, occupational safety and health, environmental, insurance regulatory, and anti-trust laws.

                         Section 4.10 Taxes. (a) Parent and its Sub-sidiaries have (i) duly filed (or there have been filed on their behalf) with the appropriate governmental au-thorities all material Tax Returns required to be filed by them and such Tax Returns are true, correct and com-plete, and (ii) duly paid in full or made provision in accordance with GAAP (or there has been paid or provision has been made on their behalf) for the payment of all material Taxes due and payable for all periods ending through the date hereof.

                         (b)  Parent is not aware of any reason that
               would preclude it from executing an opinion representa-tion letter on behalf of Parent and Sub, substantially similar to the form letter attached hereto as Exhibit B, as of the Effective Time.

                         Section 4.11 Financing. Either Parent or Sub has, or will have prior to the consummation of the Merg-er, sufficient funds available to purchase the maximum amount of Shares which may be converted into the right to receive the Cash Consideration in the Merger.

                         Section 4.12  Opinion of Financial Advisor.
               Parent has received an opinion from Morgan Stanley & Co. Incorporated ("Morgan Stanley") dated the date of this Agreement to the effect that, as of such date, the con-sideration to be paid by Parent in the Merger is fair to Parent from a financial point of view, a copy of which opinion has been delivered to the Company.

                                       ARTICLE V

                                       COVENANTS

                         Section 5.1 Interim Operations of the Company. The Company covenants and agrees that, except (i) as expressly provided in this Agreement, (ii) with the prior written consent of Parent or (iii) as set forth on Sec-tion 5.1 of the Disclosure Schedule, after the date hereof and prior to the Effective Time:

                              (a)  the business of the Company and its
               Subsidiaries, including, without limitation, investment practices and policies, shall be conducted only in the ordinary course of business consistent with past practice and, each of the Company and its Subsidiaries shall use all reasonable efforts to preserve its business organiza-tion intact and maintain its existing relations with material customers, retrocessionaires, employees, credi-tors and business partners;

                              (b)  the Company will not, directly or
               indirectly, split, combine or reclassify the outstanding Company Common Stock, or any outstanding capital stock of any of the Subsidiaries of the Company;

                              (c)  neither the Company nor any of its
               Subsidiaries shall: (i) amend its certificate of incor-poration or by-laws or similar organizational documents;
               (ii) declare, set aside or pay any dividend or other distribution payable in cash, stock or property with respect to its capital stock other than dividends paid by the Company's wholly-owned Subsidiaries to the Company or its wholly-owned Subsidiaries and other than ordinary quarterly cash dividends by the Company not to exceed $.05 per quarter; (iii) issue, sell, transfer, pledge, dispose of or encumber any additional shares of, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of capital stock of any class of the Company or its Subsidiaries, other than issuances pursuant to exercise of stock-based awards outstanding on the date hereof as disclosed in Section 3.2 hereof or with respect to any shares issued under the Company's Employee Stock Purchase Plan prior to its termination in accordance with Section 5.5(e); (iv) transfer, lease, license, sell, mortgage, pledge, dispose of, or encumber any assets that are material to the Company and its Subsidiaries taken as a whole other than sales of invest-ment assets in the ordinary course of business consistent with past practice; or (v) redeem, purchase or otherwise acquire directly or indirectly any of its capital stock;

                              (d)  neither the Company nor any of its
               Subsidiaries shall: (i) grant any increase in the com-pensation payable or to become payable by the Company or any of its Subsidiaries to any officer or employee other than scheduled annual increases in the ordinary course of business consistent with past practice in an amount not to exceed 10% for any individual; (ii) adopt any new, or amend or otherwise increase, or accelerate the payment or vesting of the amounts payable or to become payable under any existing, bonus, incentive compensation, deferred compensation, severance, profit sharing, stock option, stock purchase, insurance, pension, retirement or other employee benefit plan agreement or arrangement; (iii) enter into any, or amend any existing, employment, con-sulting or severance agreement with or, except in accor-dance with the existing written policies of the Company, grant any severance or termination pay to any officer, director or employee of the Company or any of its Subsid-iaries; (iv) make any additional contributions to any grantor trust created by the Company to provide funding for non-tax-qualified employee benefits or compensation; or (v) provide any severance program to any Subsidiary which does not have a severance program as of the date of this Agreement;

                              (e)  neither the Company nor any of its
               Subsidiaries shall modify, amend or terminate any of the material Company Agreements or waive, release or assign any material rights or claims, except in the ordinary course of business consistent with past practice ;

                              (f)  neither the Company nor any of its
               Subsidiaries shall permit any material insurance policy naming it as a beneficiary or a loss payable payee to be cancelled or terminated, except in the ordinary course of business consistent with past practice;

                              (g)  neither the Company nor any of its
               Subsidiaries shall: (i) incur or assume any debt except for (A) borrowings under existing credit facilities in an amount not to exceed $10 million; (ii) assume, guarantee, endorse or otherwise become liable or responsible (wheth-er directly, contingently or otherwise) for the obliga-tions of any other person, except in the ordinary course of business consistent with past practice; (iii) make any loans, advances or capital contributions to, or invest-ments in, any other person (other than to wholly owned Subsidiaries of the Company or customary loans or advanc-es to employees in accordance with past practice and other than as to such matters related to the Company's or any of its Subsidiaries' investment portfolios in the ordinary course of business consistent with past prac-
               tice); or (iv) enter into any material commitment (in-cluding, but not limited to, any capital expenditure or purchase of assets) other than in the ordinary course of business consistent with past practice;

                              (h)  neither the Company nor any of its
               Subsidiaries shall change any of the accounting princi-ples used by it unless required by Statutory Accounting Principles or GAAP;

                              (i)  neither the Company nor any of its
               Subsidiaries shall pay, discharge or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction of any such claims, liabilities or obligations, (x) reflected or reserved against in, or contemplated by, the consolidated financial statements (or the notes thereto) of the Compa-ny and its consolidated Subsidiaries, (y) incurred in the ordinary course of business consistent with past practice or (z) which are legally required to be paid, discharged or satisfied;

                              (j)  neither the Company nor any of its
               Subsidiaries will adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restruc-turing, recapitalization or other material reorganization of the Company or any of its Subsidiaries or any agree-ment relating to a Takeover Proposal (as defined in Section 5.6) (other than the Merger) other than confiden-tiality agreements as provided in Section 5.6(a);

                              (k)  neither the Company nor any of its
               Subsidiaries will engage in any transaction with, or enter into any agreement, arrangement, or understanding with, directly or indirectly, any of the Company's affil-iates, including, without limitation, any transactions, agreements, arrangements or understandings with any affiliate or other Person covered under Item 404 of Regulation S-K under the Securities Act that would be required to be disclosed under such Item 404 other than such transactions of the same general nature, scope and magnitude as are disclosed in the Company SEC Documents;

                              (l)  except upon the prior written consent
               of Parent, the Company shall not make any Tax election that would have a material adverse effect on the Company or any of its Subsidiaries, except in the ordinary course of business consistent with past practice; and

                              (m)  neither the Company nor any of its
               Subsidiaries will enter into an agreement, contract, commitment or arrangement to do any of the foregoing, or to authorize, recommend, propose or announce an intention to do any of the foregoing.

                         Section 5.2  Interim Operations of Parent.
               Parent covenants and agrees that, except (i) as expressly provided in this Agreement, or (ii) with the prior writ-ten consent of the Company, after the date hereof and prior to the Effective Time:

                              (a)  the business of Parent and its Sub-
               sidiaries, including, without limitation, investment practices and policies, shall be conducted in the ordi-nary course of business consistent with past practice;

                              (b)  Parent will not, directly or indi-
               rectly, split, combine or reclassify the outstanding Parent Common Stock;

                              (c)  Parent will not:  (i) amend its
               certificate of incorporation or by-laws; or (ii) declare, set aside or pay any dividend or other distribution payable in cash, stock or property with respect to its capital stock except for quarterly cash dividends consis-tent in amount and timing with past practice, provided that Parent may increase its dividend rate consistent with prior practice;

                              (d)  neither Parent nor any of its Subsid-
               iaries shall change any of the accounting principles used by it unless required by GAAP or Statutory Accounting Principles; and

                              (e)  neither Parent nor any of its Subsid-
               iaries will enter into an agreement, contract, commitment or arrangement to do any of the foregoing, or to autho-rize, recommend, propose or announce an intention to do any of the foregoing.

                         Section 5.3 Access to Information. (a) The Company shall (and shall cause each of its Subsidiaries to) afford to the officers, employees, accountants, counsel, financing sources and other representatives of Parent, reasonable access, during normal business hours, during the period prior to the Effective Time, to all of its and its Subsidiaries' properties, books, contracts, commitments and records (including any Tax Returns or other Tax related information pertaining to the Company and its Subsidiaries) and, during such period, the Compa-ny shall (and shall cause each of its Subsidiaries to) furnish promptly to Parent (a) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of the federal securities laws or any insur-ance regulatory laws and (b) all other information con-cerning its business, properties and personnel as Parent may reasonably request (including any Tax Returns or other Tax related information pertaining to the Company and its Subsidiaries). Parent will hold any such infor-mation which is nonpublic in confidence in accordance with the provisions of the existing confidentiality agreement between the Company and Parent, dated June 27, 1996 (the "Confidentiality Agreement").

                         Section 5.4 Consents and Approvals. (a) Each of the Company, Parent and Sub will take all reasonable actions necessary to comply promptly with all legal requirements which may be imposed on it with respect to this Agreement and the transactions contemplated hereby which actions shall include, without limitation, furnish-ing all information in connection with approvals of or filings with any Governmental Entity, including, without limitation, any schedule, or reports required to be filed with the SEC, and will promptly cooperate with and fur-nish information to each other in connection with any such requirements imposed upon any of them or any of their Subsidiaries in connection with this Agreement and the transactions contemplated hereby. Each of the Compa-ny, Parent and Sub will, and will cause its Subsidiaries to, take all reasonable actions necessary to obtain any consent, authorization, order or approval of, or any exemption by, any Governmental Entity or other public or private third party, required to be obtained or made by Parent, Sub, the Company or any of their Subsidiaries in connection with the Merger or the taking of any action contemplated thereby or by this Agreement.

                         Section 5.5  Employee Matters.

                              (a)  Benefit Plans.  After the Effective
               Time, Parent shall either continue the existing Benefit Plans of the Company or shall provide, or cause Sub to provide, benefits to employees of the Company and its Subsidiaries that are no less favorable in the aggregate to such employees than those provided under the "Parent Benefit Plans" (as defined below) (as they may be amended from time to time) to similarly situated employees of Parent and its Subsidiaries. "Parent Benefit Plan" means any material employee or director benefit plan, arrange-ment, practice, contract or agreement of any type (in-cluding but not limited to a plan described in Section 3(3) of ERISA), maintained by Parent or General Reinsur-ance Corporation, Parent's wholly owned Subsidiary.

                              (b)  Service Credit.  With respect to any
               Parent Benefit Plan which is an "employee benefit plan" as defined in Section 3(3) of ERISA, for purposes of determining eligibility to participate, vesting, and entitlement to benefits, including for severance bene-fits, vacation entitlement and service awards (but not for accrual of pension benefits), service with the Compa-ny or any Subsidiary shall be treated as service with Parent or its Subsidiaries; provided, however, that such service shall not be recognized to the extent that such recognition would result in a duplication of benefits. Such service also shall apply for purposes of satisfying any waiting periods, evidence of insurability require-ments, or the application of any preexisting condition limitations. Company employees shall be given credit for amounts paid under a corresponding benefit plan during the same period for purposes of applying deductibles, copayments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the Parent Plan.

                              (c)  Severance and Stay Protection Plan.
               At or before the Effective Time, the Company shall adopt a severance and stay protection plan, the substantive terms of which are set forth on Section 5.5(c) in the Disclosure Schedule. From and after the Effective Time, Parent shall cause Sub to honor such plan in accordance the terms thereof.

                              (d)  Third Party Beneficiary.  For one
               year following the Effective Time, the provisions of this
               Section 5.5 are intended for the benefit of, and shall be enforceable by, the continuing employees of the Company and its subsidiaries.

                              (e)  Promptly following the date hereof
               but in no event later than August 1, 1996, Parent and the Company shall cooperate to cause the termination as soon as practicable, of the Company's Employee Stock Purchase Plan.

                         Section 5.6 No Solicitation. (a) The Company (and its Subsidiaries and affiliates) will not, and the Company (and its Subsidiaries and affiliates) will use their reasonable best efforts to ensure that their re-spective officers, directors, employees, investment bankers, attorneys, accountants and other agents do not, directly or indirectly: (i) initiate, solicit or encour-age, or (except to the extent permitted by clause (ii) below) take any action to facilitate the making of, any offer or proposal which constitutes or is reasonably likely to lead to any Takeover Proposal (as defined below) of the Company or any Subsidiary or an inquiry with respect thereto, or, (ii) in the event of an unso-licited bona fide Takeover Proposal for the Company or any Subsidiary of the Company, engage in negotiations or discussions with, or provide any information or data to, any corporation, partnership, person or other entity or group (other than Parent, Sub or any of their affiliates or representatives) ("Person") relating to any Takeover Proposal, except in the case of clause (ii) above, to the extent that the Company's Board of Directors determines, after having received the advice of outside legal counsel to the Company and the advice of the Company's financial advisor, that the failure to engage in such negotiations or discussions or provide such information is reasonably likely to result in a breach of the Board of Directors' fiduciary duties under applicable law; provided, however, that notwithstanding the foregoing, the Company's Board of Directors may take, and disclose to the Company's stockholders a position contemplated by Rules for 14d-9 and 14e-2 promulgated under the Exchange Act with respect to any tender offer for shares of capital stock of the Company. Prior to furnishing any information to any such Person making a Takeover Proposal, the Company shall have obtained a confidentiality agreement from such Person substantially similar to the Confidentiality Agreement. The Company shall notify Parent of any such offers, proposals, inquiries or Takeover Proposals (including, without limitation, the material terms and conditions thereof and the identity of the Person making it), within 24 hours of the receipt thereof, and shall provide Parent with a copy of any written Takeover Proposal or amend-ments or supplements thereto, and shall thereafter inform Parent on a reasonable basis of the status of any discus-sions or negotiations with such a third party, and any material changes to the terms and conditions of such Takeover Proposal, and shall promptly give Parent a copy of any information delivered to such Person which has not previously been reviewed by Parent. The Company shall, and shall cause its Subsidiaries and affiliates, and their respective officers, directors, employees, invest-ment bankers, attorneys, accountants and other agents to, immediately cease and cause to be terminated all discus-sions and negotiations that have taken place prior to the date hereof, if any, with any parties conducted hereto-fore with respect to any Takeover Proposal relating to the Company and shall not renew any such discussions or negotiations unless permitted by the first sentence of clause (a)(ii) of this Section 5.6.

                              (b)  As used in this Agreement, "Takeover
               Proposal" shall mean any tender or exchange offer involv-ing the capital stock of the Company, any proposal for a merger, consolidation or other business combination involving the Company, any proposal or offer to acquire in any manner a substantial equity interest in, or a substantial portion of the business or assets of, the Company or any Subsidiary of the Company, any proposal or offer with respect to any recapitalization or restructur-ing with respect to the Company or any Subsidiary of the Company or any proposal or offer with respect to any other transaction similar to any of the foregoing with respect to the Company or any Subsidiary of the Company other than pursuant to the transactions to be effected pursuant to this Agreement.

                         Section 5.7 Additional Agreements. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use its best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable, whether under applicable laws and regulations or otherwise, or to remove any injunctions or other impediments or delays, legal or otherwise, to consummate and make effective the Merger and the other transactions contemplated by this Agreement. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of the Company, Parent and Sub shall use their best efforts to take, or cause to be taken, all such necessary actions.

                         Section 5.8 Publicity. So long as this Agree-ment is in effect, neither the Company nor Parent nor their affiliates shall issue or cause the publication of any press release or other public statement or announce-ment with respect to this Agreement or the transactions contemplated hereby without prior consultation with the other party, except as may be required by law or by obligations pursuant to any listing agreement with a national securities exchange, and in such case shall use all reasonable efforts to consult with the other party prior to such release or announcement being issued.

                         Section 5.9 Notification of Certain Matters. The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (a) the occurrence, or non-occurrence of any event the occur-rence or non-occurrence of which would cause any repre-sentation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at or prior to the Effective Time and (b) any material failure of the Company or Parent, as the case may be, to comply with or satisfy any covenant, condition or agreement to be com-plied with or satisfied by it hereunder; provided, howev-er, that the delivery of any notice pursuant to this
               Section 5.9 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

                         Section 5.10  Directors' and Officers'
               Insurance and Indemnification. Parent agrees that at all times after the Effective Time, it shall indemnify each person who is now, or has been at any time prior to the date hereof, a director or officer of the Company or of any of the Company's Subsidiaries or person entitled to indemnification (individually an "Indemnified Party" and collectively the "Indemnified Parties"), to the same extent and in the same manner as is now provided in the respective charters or by-laws of the Company and such Subsidiaries or otherwise in effect on the date hereof, with respect to any claim, liability, loss, damage, cost or expense (whenever asserted or claimed) ("Indemnified Liability") based in whole or in part on, or arising in whole or in part out of, any matter existing or occurring at or prior to the Effective Time. The Indemnified Parties shall be entitled to advancement of expenses provided such Indemnified Party provides Parent with an undertaking to reimburse Parent in a form comparable to the undertaking provided for by the DGCL. Parent shall, or shall cause the Surviving Corporation to, maintain in effect for not less than six (6) years after consummation of the Merger the current policies of directors' and officers' liability insurance maintained by the Company and its Subsidiaries on the date hereof (provided that Parent may substitute therefor policies having at least the same coverage and containing terms and conditions which are no less advantageous to the persons currently covered by such policies and with carriers comparable to the Company's existing carriers in terms of creditworthi-
               ness) with respect to matters existing or occurring at or prior to the Effective Time. Promptly after receipt by an Indemnified Party of notice of the assertion (an "Assertion") of any claim or the commencement of any action against him or her in respect to which indemnity or reimbursement may be sought against Parent, the Compa-ny, the Surviving Corporation or a Subsidiary of the Company or the Surviving Corporation ("Indemnitors") hereunder, such Indemnified Party shall notify any Indem-nitor in writing of the Assertion, but the failure to so notify any Indemnitor shall not relieve any Indemnitor of any liability it may have to such Indemnified Party hereunder except where such failure shall have materially prejudiced Indemnitor in defending against such Asser-tion. No Indemnified Party shall settle any Assertion without the prior written consent of Parent provided, however, that if Parent withholds such consent, then Parent shall provide the Indemnified Party reasonable assurances that it shall honor the indemnification provi-sions of this Section 5.10. The provisions of this
               Section 5.10 are intended for the benefit of, and shall be enforceable by, the respective Indemnified Parties.

                         Section 5.11 Rule 145 Affiliates. At least 30 days prior to the Closing Date, the Company shall deliver to Parent a letter identifying, to the best of the Company's knowledge, all persons who are, at the time of the Company Special Meeting, deemed to be "affiliates" of the Company for purposes of Rule 145 under the Securities Act ("Company Affiliates"). The Company shall use all reasonable efforts to cause each Person who is identified as a Company Affiliate to deliver to Parent prior to the Closing Date an agreement substantially in the form of Exhibit C to this Agreement.

                         Section 5.12 Proxy Statement/Prospectus. As soon as practicable following the date of this Agreement, Parent and the Company shall prepare and file with the SEC the Proxy Statement/Prospectus and each shall use all reasonable efforts to have the Proxy Statement/Prospectus cleared by the SEC as promptly as practicable. As soon as practicable following such clearance, Parent shall prepare and file with the SEC the Registration Statement, of which the Proxy Statement/Prospectus will form a part, and shall use its best efforts to have the Registration Statement declared effective by the SEC as promptly as practicable thereafter. Parent and the Company shall cooperate with each other in the preparation of the Proxy Statement/Prospectus, and each will provide to the other promptly copies of all correspondence between it or any of its representatives and the SEC. Each of the Company and Parent shall furnish all information concerning it required to be included in the Registration Statement and the Proxy Statement/Prospectus, and as promptly as prac-ticable after the effectiveness of the Registration Statement, the Proxy Statement/Prospectus will be mailed to the stockholders of the Company. No amendment or supplement to the Registration Statement or the Proxy Statement/Prospectus will be made without the approval of each of the Company and Parent, which approval will not be unreasonably withheld or delayed. Each of the Company and Parent will advise the other promptly after it re-ceives notice thereof, of the time when the Registration Statement has become effective or any amendment thereto or any supplement or amendment to the Proxy State-ment/Prospectus has been filed, or the issuance of any stop order, or the suspension of the qualification of the Parent Common Stock to be issued in the Merger for offer-ing or sale in any jurisdiction, or of any request by the SEC or the NYSE for amendment of the Registration State-ment or the Proxy Statement/Prospectus.

                         Section 5.13   Tax-Free Reorganization.  The
               parties intend the transaction to qualify as a reorgani-zation under Section 368(a) of the Code; each party and its affiliates shall use all reasonable efforts to cause the Merger so to qualify; and neither party nor any affiliate shall take any action, including any transfer or other disposition of assets or any interest in the Company after the Closing, that would cause the Merger not to qualify as a reorganization under Section 368(a) of the Code. Parent shall report the Merger for income tax purposes as a reorganization within the meaning of section 368(a) of the Code and any comparable state or local tax statute.

                         Section 5.14 Existing Stockholder Agreements and Registration Rights Agreement. The Company will cooperate to terminate or cause to be terminated, prior to the Effective Time, the Amended and Restated Manage-ment Stockholder Agreement, dated as of February 5, 1992, and the Stockholders Agreement dated as of February 5, 1992, by and among Lincoln National Corporation, Key-stone, Inc., Acadia Partners, L.P. and the persons listed on Schedule A thereto. The Company will cooperate to cause the Amended and Restated Investor Stockholders Agreement, dated as of February 5, 1992, to remain in full force and effect until the Company Stockholder Meeting and to terminate such Agreement immediately following such Meeting. The Company will suspend all sales under the shelf Registration Statement filed pursu-ant to the Registration Rights Agreement ("Registration Rights Agreement") by and among the Company Keystone, Inc., Acadia Partners, L.P. and the other stockholders of the Company named therein at least one business day prior to the Closing Date and will cause the Registration Rights Agreement not to have any application to any securities of Parent or its Subsidiaries following the Effective Time.

                         Section 5.15 Stock Exchange Listing. Parent shall use all reasonable efforts to cause the shares of Parent Common Stock issued in the Merger and the shares of Parent Common Stock to be reserved for issuance upon exercise of the Parent Stock Options to be approved for listing on the NYSE prior to the Closing Date.

                                       ARTICLE VI

                                       CONDITIONS

                         Section 6.1 Conditions to the Obligations of Each Party. The obligations of the Company, on the one hand, and Parent, and Sub, on the other hand, to consum-mate the Merger are subject to the satisfaction (or, if permissible, waiver by the party for whose benefit such conditions exist) of the following conditions:


                              (a)  this Agreement shall have been adopt-
               ed by the stockholders of the Company in accordance with the DGCL;

                              (b)  no court, arbitrator or governmental
               body, agency or official shall have issued any order, decree or ruling and there shall not be any statute, rule or regulation, restraining, enjoining or prohibiting the consummation of the Merger;

                              (c)  the Registration Statement shall have
               become effective under the Securities Act and no stop order suspending effectiveness of the Registration State-ment shall have been issued and no proceeding for that purpose shall have been initiated or threatened by the SEC;

                              (d)  any waiting period applicable to the
               Merger under the HSR Act shall have expired or been terminated; and

                              (e)  all actions by or in respect of or
               filing or any governmental body, agency, official, or authority required to permit the consummation of the Merger (including insurance regulatory commission approv-als) shall have been obtained and such approval shall be in full force and effect.

                         Section 6.2 Conditions to the Obligations of Parent and Sub. The obligations of Parent and Sub to consummate the Merger are subject to the satisfaction (or waiver by Parent) of the following further conditions:

                              (a)  the representations and warranties of
               the Company shall have been true and accurate as of the Effective Time as if made at and as of such time (except for those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time which need only be true and accurate as of such date or with respect to such period), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to "materiality" or "material adverse effect" set forth therein), would not have, and is not reasonably likely to have, individually or in the aggregate, a material adverse effect on the Company and its Subsidiaries taken as a whole;

                              (b)  the Company shall have performed in
               all material respects its obligations hereunder required to be performed by it at or prior to the Effective Time;

                              (c)  since March 31, 1996, except as set
               forth in Section 3.6 of the Disclosure Schedule, there shall not have occurred any event, change or effect having, or which would be reasonably likely to have, in the aggregate, a material adverse effect on the Company and its Subsidiaries, taken as a whole (other than chang-es in insurance laws and regulations affecting the rein-surance industry generally); and

                              (d)  Parent shall have received an opinion
               of nationally recognized tax counsel to Parent, to the effect that the Merger will qualify as a reorganization within the meaning of Section 368 of the Code and in rendering such opinion tax counsel may rely upon repre-sentations provided by the parties hereto as well as certain stockholders of the Company.

                         Section 6.3 Conditions to the Obligations of the Company. The obligations of the Company to consum-mate the Merger are subject to the satisfaction (or waiver by the Company) of the following further condi-tions:

                              (a)  the representations and warranties of
               Parent and Sub shall be true and accurate as of the Effective Time as if made at and as of such time (except for those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time which need only be true and accurate as of such date or with respect to such period), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to "materiality" or "material adverse effect" set forth therein), would not have, and is not reasonably likely to have, individually or in the aggregate, a material adverse effect on Parent and its Subsidiaries;

                              (b)  each of Parent and Sub shall have
               performed in all material respects all of the respective obligations hereunder required to be performed by Parent or Sub, as the case may be, at or prior to the Effective Time;

                              (c)  the Parent Common Stock to be issued
               in the Merger shall have been approved for listing on the New York Stock Exchange, subject to official notice of issuance;

                              (d)  since March 31, 1996, there shall not
               have occurred any event, change or effect having, or which would be reasonably likely to have, individually or in the aggregate, a material adverse effect on Parent and its Subsidiaries, taken as a whole (other than changes in insurance laws and regulations affecting the reinsurance industry generally);

                              (e)  the Company shall have received an
               opinion of nationally recognized tax counsel to the Company, to the effect that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code and in rendering such opinion tax counsel may rely upon representations provided by the parties hereto as well as certain stockholders of the Company; and

                              (f)  the Average Parent Share Price shall
               not be less than $125 per share.


                                      ARTICLE VII

                                      TERMINATION

                         Section 7.1 Termination. Anything herein or elsewhere to the contrary notwithstanding, this Agreement may be terminated and the Merger contemplated herein may be abandoned at any time prior to the Effective Time, whether before or after stockholder approval thereof:

                              (a)  By the mutual consent of the Board of
               Directors of Parent and the Board of Directors of the Company;

                              (b)  By either of the Board of Directors
               of the Company or the Board of Directors of Parent:

                                   (i)  if the Merger shall not have
                    occurred on or prior to December 31, 1996; provided, however, that the right to terminate this Agreement under this Section 7.1(b)(i) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or re-sulted in, the failure of the Merger to occur on or prior to such date; or

                                   (ii)  if any Governmental Entity
                    shall have issued an order, decree or ruling or taken any other action (which order, decree, ruling or other action the parties hereto shall use their best efforts to lift), in each case permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and non-appealable;

                                   (c)  By the Board of Directors of the
                    Company:

                                   (i)  if the Board of Directors of the
                    Company shall have (A) withdrawn, or modified or changed in a manner adverse to Parent or Sub its approval or recommendation of this Agreement or the Merger in order to approve and permit the Company to execute a defini-tive agreement relating to a Takeover Proposal, and (B) determined, after having received the advice of outside legal counsel to the Company and the advice of the Company's financial advisor, that the failure to take such action as set forth in the preceding clause
                    (A) is reasonably likely to result in a breach of the Board of Directors' fiduciary duties under applicable law; provided, however, that the Company shall have given Parent and Sub forty-eight (48) hours advance notice of any termination pursuant to this Section 7.1(c)(i) and that the Company shall have paid Parent the fees and expenses required by Section 8.1(b) hereof;

                                   (ii)  if Parent or Sub (x)  breaches
                    or fails in any material respect to perform or com-ply with any of its material covenants and agree-ments contained herein or (y) breaches its represen-tations and warranties in any material respect and such breach would have or would be reasonably likely to have a material adverse effect on Parent and its Subsidiaries, in each case such that the conditions set forth in Section 6.1 or Section 6.3 would not be satisfied; provided, however, that if any such breach is curable by the breaching party through the exercise of the breaching party's best efforts and for so long as the breaching party shall be so using its best efforts to cure such breach, the Company may not terminate this Agreement pursuant to this
                    Section 7.1(c)(ii); or

                                   (iii)  if the Company fails to obtain
                    the required approval of its stockholders at the Company Special Meeting and the Company shall have paid Parent any fees and expenses required by Sec-tion 8.1(b) hereof.

                              (d)  By the Board of Directors of Parent:

                                   (i)  if the Company (x) breaches or
                    fails in any material respect to perform or comply with any of its material covenants and agreements contained herein or (y) breaches its representations and warranties in any material respect and such breach would have or would be reasonably likely to have a material adverse effect on the Company and its Subsidiaries, in each case such that the condi-tions set forth in Section 6.1 or Section 6.2 would not be satisfied; provided, however, that if any such breach is curable by the Company through the exercise of the Company's best efforts and for so long as the Company shall be so using its best ef-forts to cure such breach, Parent may not terminate this Agreement pursuant to this Section 7.1(d)(i);

                                   (ii)  if (A) the Board of Directors
                    of the Company shall have withdrawn, or modified or changed in a manner adverse to Parent or Sub its approval or recommendation of this Agreement or the Merger or shall have recommended a Takeover Proposal or other business combination, or the Company shall have entered into an agreement in principle (or similar agreement) or definitive agreement providing for a Takeover Proposal or other business combina-tion with a person or entity other than Parent, Sub or their Subsidiaries (or the Board of Directors of the Company resolves to do any of the foregoing), or
                    (B) prior to the certification of the vote of the Company's stockholders to approve the Merger at the Company Special Meeting, it shall have been publicly disclosed or Parent or Sub shall have learned that any person, entity or "group" (as that term is de-fined in Section 13(d)(3) of the Exchange Act) (an "Acquiring Person"), other than Parent or its Sub-sidiaries or the Stockholders, shall have acquired beneficial ownership (determined pursuant to Rule 13d-3 promulgated under the Exchange Act) of more than 40% of any class or series of capital stock of the Company (including the Shares), through the acquisition of stock, the formation of a group or otherwise, or shall have been granted any option, right or warrant, conditional or otherwise, to ac-quire beneficial ownership of more than 40% of any class or series of capital stock of the Company (including the Shares) other than as disclosed in a
                    Schedule 13D on file with the SEC on the date here-of; or

                                   (iii)  if the stockholders of the
                    Company do not approve the Merger at the Company Special Meeting.

                         Section 7.2  Effect of Termination.  In the
               event of the termination of this Agreement as provided in
               Section 7.1, written notice thereof shall forthwith be given to the other party or parties specifying the provi-sion hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void, and there shall be no liability on the part of Parent, Sub or the Company except (A) for fraud or for willful breach of this Agreement and (B) as set forth in Sections
               8.1 and 8.2 hereof and in the last sentence of Section
               5.3.

                                      ARTICLE VIII

                                     MISCELLANEOUS

                         Section 8.1 Fees and Expenses. (a) Except as set forth in Section 8.1(b) and except for expenses incurred in connection with printing the Proxy State-ment/Prospectus and the Registration Statement, as well as the filing fees relating thereto, which costs shall be shared equally by Parent and the Company, all costs and expenses incurred in connection with this Agreement and the consummation of the transactions contemplated hereby shall be paid by the party incurring such expenses.

                              (b)  If (w) the Board of Directors of the
               Company shall terminate this Agreement pursuant to Sec-tion 7.1(c)(i) hereof, (x) the Board of Directors of Parent shall terminate this Agreement pursuant to Section 7.1(d)(ii), (y) the Board of Directors of Parent shall terminate this Agreement pursuant to Section 7.1(d)(iii) hereof or the Board of Directors of the Company shall have terminated this Agreement pursuant to Section 7.1(c)(iii) and in either case there shall have been made or commenced a Takeover Proposal (other than the Merger) with respect to the Company, or (z) the Board of Direc-tors of Parent shall terminate this Agreement pursuant to
               Section 7.1(d)(i) and within one year of such termina-tion, a Person shall acquire or beneficially own a major-ity of the then outstanding Shares or shall have obtained majority representation on the Company's Board of Direc-tors or shall enter into a definitive agreement with the Company with respect to a Takeover Proposal or similar business combination (each such case of termination being referred to as a "Trigger Event"), then the Company shall pay to Parent (not later than the date of termination of this Agreement in the case of clauses (w), (x) and (y) above) $25 million in cash.

                         Section 8.2  Finders' Fees.  (a)  Except for
               Morgan Stanley, whose fees will be paid by Parent, there is no investment banker, broker, finder or other interme-diary which has been retained by or is authorized to act on behalf of Parent or any of its Subsidiaries who might be entitled to any fee or commission from Parent or any of its Subsidiaries upon consummation of the transactions contemplated by this Agreement.

                              (b)  Except for Goldman Sachs, a copy of
               whose engagement agreement has been provided to Parent and whose fees will be paid by the Company, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries who might be entitled to any fee or commission from the Company or any of its Subsidiaries upon consummation of the transactions contemplated by this Agreement.

                         Section 8.3  Amendment and Modification.
               Subject to applicable law, this Agreement may be amended, modified and supplemented in any and all respects, wheth-er before or after any vote of the stockholders of the Company contemplated hereby, by written agreement of the parties hereto, pursuant to action taken by their respec-tive Boards of Directors, at any time prior to the Clos-ing Date with respect to any of the terms contained herein; provided, however, that after the approval of this Agreement by the stockholders of the Company, no such amendment, modification or supplement shall reduce or change the consideration to be received by the Company's stockholders in the Merger.

                         Section 8.4 Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any schedule, instrument or other document delivered pursuant to this Agreement shall survive the Effective Time.

                         Section 8.5  Notices.  All notices and other
               communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or sent by an overnight courier service, such as FedEx, to the parties at the following addresses (or at such other address for a party as shall be speci-fied by like notice):

                              (a)  if to Parent or Sub, to:

                                   General Re Corporation
                                   695 East Main Street
                                   Stamford, CT  06904
                                   Attention:  Charles F. Barr, Esq.
                                                  General Counsel
                                   Telephone No.: (203) 328-5506
                                   Telecopy No.:  (203) 328-5877

                                   with a copy to:

                                   James C. Freund, Esq.
                                   Skadden, Arps, Slate, Meagher & Flom
                                   919 Third Avenue
                                   New York, New York 10022
                                   Telephone No.: (212) 735-3000
                                   Telecopy No.:  (212) 735-2001


                                   and

                              (b)  if to the Company, to:

                                   National Re Corporation
                                   777 Long Ridge Road
                                   Stamford, CT  06904
                                   Attention:  Mary Ellen Burns, Esq.
                                                  General Counsel
                                   Telephone No.: (203) 329-5391
                                   Telecopy No.:  (203) 329-5220

                                   with a copy to:

                                   Paul, Weiss, Rifkind, Wharton
                                      & Garrison
                                   1285 Avenue of the Americas
                                   New York, New York  10019-6064
                                   Attention:  Matthew Nimetz, Esq.
                                   Telephone No.: (212) 373-3000
                                   Telecopy No.:  (212) 757-3990

                         Section 8.6 Interpretation. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. Whenever the words "include", "includes" or "including" are used in this Agreement they shall be deemed to be followed by the words "without limitation". The phrase "made available" in this Agreement shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available. The phrases "the date of this Agree-ment", "the date hereof", and terms of similar import, unless the context otherwise requires, shall be deemed to refer to July 1, 1996. As used in this Agreement, the term "affiliate(s)" shall have the meaning set forth in Rule l2b-2 of the Exchange Act.

                         Section 8.7 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

                         Section 8.8 Entire Agreement; No Third Party Beneficiaries; Rights of Ownership. This Agreement and the Confidentiality Agreement (including the exhibits hereto and the documents and the instruments referred to herein and therein): (a) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, and (b) except as provided in Sections 5.5 (as provided therein) and 5.10 with respect to the obligations of Parent thereunder, are not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

                         Section 8.9 Severability. If any term, provi-sion, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regula-tory policy, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

                         Section 8.10 Specific Performance. The par-ties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not per-formed in accordance with the terms hereof and that the parties shall be entitled to the remedy of specific performance of the terms hereof, in addition to any other remedy at law or equity.

                         Section 8.11  Governing Law.  This Agreement
               shall be governed and construed in accordance with the laws of the State of Delaware without giving effect to the principles of conflicts of law thereof.

                         Section 8.12 Assignment. Neither this Agree-ment nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, except that Sub may assign, in its sole discretion, any or all of its rights, interests and obligations hereunder to Parent or to any direct or indirect wholly owned Subsidiary of Parent; provided, however, that no such assignment shall relieve Parent from any of its obligations hereunder. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and as-signs.


                         IN WITNESS WHEREOF, Parent, Sub and the Company
               have caused this Agreement to be signed by their respec-tive officers thereunto duly authorized as of the date first written above.

                                             GENERAL RE CORPORATION

                                             By:  /s/ James E. Gustafson
                                                Name:   James E. Gustafson
                                                Title:  President and Chief
                                                        Operating Officer

                                             N ACQUISITION CORPORATION

                                             By: /s/ Joseph P. Brandon
                                                Name:   Joseph P. Brandon
                                                Title:  Vice President

                                             NATIONAL RE CORPORATION

                                             By: /s/ William D. Warren
                                                Name:   William D. Warren
                                                Title:  President, Chief
                                                        Executive Officer and
                                                        Chairman of the Board





                                                          EXHIBIT A

              FORM OF COMPANY TAX OPINION REPRESENTATION LETTER

                                                             , 1996

          Paul, Weiss, Rifkind, Wharton & Garrison
          1285 Avenue of the Americas
          New York, New York  10019

          Skadden, Arps, Slate, Meagher & Flom
          919 Third Avenue
          New York, NY  10022

          Dear Sirs:

                    On behalf of the Company, the undersigned, in connection with the opinions to be delivered by you pursuant to Sections 6.2(e) and 6.3(e) of the Agreement
          and Plan of Merger dated as of July      , 1996, among
          Parent, Sub and the Company,* hereby certifies that, to the extent the facts relate to the Company, to his knowledge and after due diligence, and to the extent otherwise (including with respect to matters involving
          Sub) without knowledge to the contrary, the descriptions of the facts contained in the Proxy Statement/Prospectus and Registration Statement, dated ___________, 1996, relating to the proposed Merger of the Company into Sub completely and accurately describe the Merger and the transactions leading up thereto and further that:

                    1.  The Merger will be consummated in
          compliance with the terms of the Agreement and Plan of Merger, and none of the material terms and conditions therein have been or, except as scheduled, will have been, waived or modified.

                    2. The fair market value of the Parent Common Stock and Cash Consideration received by each Company shareholder will be approximately equal to the fair market value of the Company Common Stock surrendered in the exchange and was arrived at through arm's length negotiation.

                    3.   There is no intercorporate indebtedness
          existing between Parent and the Company or between Sub and the Company that was issued, acquired, or will be settled at a discount.

                    4. The Company is not an investment company as defined in section 368(a)(2)(F)(iii) and (iv) of the Internal Revenue Code.


          * For purposes of this certificate, capitalized terms used and not otherwise defined herein shall have the meaning ascribed thereto in the Agreement and Plan of Merger.


                    5. At the Effective Time, Sub will acquire at least 90 percent of the fair market value of the net assets and at least 70 percent of the fair market value of the gross assets held by the Company immediately prior to the Merger. For purposes of this representation, amounts used by the Company to pay its reorganization expenses and dissenters and to make all redemptions and distributions (except for regular, normal dividends) made by the Company immediately preceding the transfer will be included as assets of the Company held immediately prior to the Merger.

                    6. Following the Merger, Sub will continue the historic business of the Company or use a significant portion of the Company's business assets in a business.

                    7. The payment of cash in lieu of fractional shares of Parent Common Stock does not represent separately bargained-for consideration.

                    8. None of the compensation received (or to be received) by any shareholder-employee of the Company will be separate consideration for, or allocable to, any of
          his shares of Company Common Stock.   None of the Parent
          Common Stock received by any shareholder-employee of the Company pursuant to the Merger will be separate consideration for, or allocable to, any employment agreement or arrangement. The compensation paid to any shareholder-employee of the Company will be commensurate with amounts that would be paid to a third party bargaining at arm's length for similar services.

                    9. The Company, the Parent,Sub and the
          shareholders of the Company will each pay their respective expenses, if any, incurred in connection with the Merger and the transactions related thereto.

                    10. On the date hereof, there is no plan or intention on the part of the shareholders of the Company who own 5 percent or more of the Common Stock of the Company and, to the best knowledge of the management of the Company, there is no plan or intention on the part of the remaining shareholders of the Company, to sell, exchange or dispose otherwise of a number of shares of Parent Common Stock received in the Merger that would reduce such Company shareholders' ownership of Parent Common Stock to a number of shares having a value, as of the date of the Merger, of less than 50 percent of the value of all of the formerly outstanding Company Common Stock as of the same date. For purposes of this representation, shares of Company Common Stock exchanged for cash or other property in the Merger, surrendered by dissenters or exchanged for cash in lieu of fractional shares of Parent Common Stock will be treated as outstanding Company Common Stock on the date of the Merger. In addition, and not in limitation of the foregoing, the Company has considered, in making this representation, any shares of Company Common Stock that have been sold, redeemed or otherwise disposed of by shareholders who own 5 percent or more of the Company Common Stock, or by shareholders who are officers or directors of the Company, after the announcement of the Merger and prior to the Effective Time, to the extent the management of the Company has knowledge on the date hereof of any such sales, redemptions or dispositions. Except as set forth on Annex I to this letter, to the knowledge of the management of the Company, there are no shareholders who own 5 percent or more of the Company Common Stock on the date hereof.

                    11. The liabilities of the Company assumed by Sub and the liabilities to which the transferred assets of the Company are subject were incurred by the Company in the ordinary course of its business.

                    12. The fair market value of the assets of the Company transferred to Sub will equal or exceed the sum of the liabilities assumed by Sub, plus the amount of liabilities, if any, to which the transferred assets are subject.

                    13. The Company is not under the jurisdiction of a court in a Title 11 or similar case within the meaning of section 368(a)(3)(A) of the Internal Revenue
          Code.

                    I understand that Paul, Weiss, Rifkind, Wharton & Garrison, as counsel for the Company, and Skadden, Arps, Slate, Meagher & Flom, as counsel for Parent and Sub, will rely on this certificate in rendering their respective opinions concerning certain of the federal income tax consequences of the Merger and hereby commit to inform them if, for any reason, any of the foregoing representations ceases to be true prior to the Effective Time.

                              NATIONAL RE CORPORATION

                              By: ____________________________
                                    Name:
                                    Title:


                                                          EXHIBIT B

               FORM OF PARENT TAX OPINION REPRESENTATION LETTER

                                                             , 1996

          Paul, Weiss, Rifkind, Wharton & Garrison
          1285 Avenue of the Americas
          New York, New York  10019

          Skadden, Arps, Slate, Meagher & Flom
          919 Third Avenue
          New York, NY 10022

          Dear Sirs:

                    On behalf of Parent and Sub, the undersigned, in connection with the opinions to be delivered by your firms pursuant to Sections 6.2(e) and 6.3(e) of the Agreement and Plan of Merger dated as of July __, 1996, among Parent, Sub and the Company,* hereby certifies that, to the extent the facts relate to Parent and Sub, to his knowledge and after due diligence, and to the extent otherwise without knowledge to the contrary, the descriptions of the facts contained in the Registration Statement and the Proxy Statement completely and accurately describe the Merger and the transactions leading up thereto and further that:

                    1.  The Merger will be consummated in
          compliance with the terms of the Agreement and Plan of Merger, and none of the material terms and conditions therein have been or, except as scheduled, will have been, waived or modified.

                    2.  Prior to the Merger, Parent will be in
          control of Sub within the meaning of section 368(c) of the Internal Revenue Code.

                    3. The fair market value of the Parent Common Stock and other consideration received by each Company shareholder will be approximately equal to the fair market value of the Company Common Stock surrendered in the exchange and was arrived at through arm's length negotiation.

                    4.   There is no intercorporate indebtedness
          existing between Parent and the Company or between Sub and the Company that was issued, acquired, or will be settled at a discount.

                    5.   Neither Parent nor Sub is an investment
          company as defined in section 368(a)(2)(F)(iii) and (iv) of the Internal Revenue Code.


          * For purposes of this certificate, capitalized terms used and not otherwise defined herein shall have the meaning ascribed thereto in the Agreement and Plan of Merger.


                    6. At the Effective Time, Sub will acquire at least 90 percent of the fair market value of the net assets and at least 70 percent of the fair market value of the gross assets held by the Company immediately prior to the Merger. For purposes of this representation, amounts used by the Company to pay its reorganization expenses and dissenters and to make all redemptions and distributions (except for regular, normal dividends) made by the Company immediately preceding the transfer will be included as assets of the Company held immediately prior to the Merger.

                    7. Parent has no plan or intention to redeem or acquire after the date of the Merger any of the Parent Common Stock to be issued in the Merger. Parent publicly
          announced on                   that its Board of
          Directors authorized the repurchase of up to $500,000,000 of its Common Stock through open market purchases (the "Buy Back"). Pursuant to the Buy Back, (a) any redemptions will be undertaken for a corporate business purpose, (b) the Parent Common Stock to be purchased will be widely held, (c) the purchases of Parent Common Stock will be made in the open market, and to the best of Parent's knowledge, will not be made from (i) directors or officers of Parent or Sub, or (ii) any shareholder owning one percent or more of the outstanding Parent Common Stock, and (d) there is no plan or intention that the aggregate amount of Parent Common Stock purchased in the Buy Back will equal or exceed 20 percent of the outstanding Parent Common Stock.

                    8.   Parent has no plan or intention to
          liquidate Sub, merge Sub with and into another corporation, sell or dispose otherwise of any of the stock of Sub, or cause Sub to sell or otherwise dispose of any of the assets of the Company acquired in the Merger, except for dispositions made in the ordinary course of business, or transfers described in section 368(a)(2)(C) of the Internal Revenue Code.

                    9.   Following the Merger, Sub will continue
          the historic business of the Company or use a significant portion of the Company's business assets in a business.

                    10. Following the Merger, Sub will not issue additional shares of its stock that would result in Parent losing control of Sub within the meaning of section 368(c) of the Internal Revenue Code.

                    11.  No stock of Sub will be issued in the
          Merger.

                    12. The payment of cash in lieu of fractional shares of Parent Common Stock is solely for the purpose of avoiding the expense and inconvenience to Parent of issuing fractional shares of Parent Common Stock and does not represent separately bargained-for consideration.

                    13. None of the compensation received (or to be received) by any shareholder-employee of the Company will be separate consideration for, or allocable to, any
          of his shares of Company Common Stock.   None of the
          Parent Common Stock received by any shareholder-employee of the Company pursuant to the Merger will be separate consideration for, or allocable to, any employment agreement or arrangement. The compensation paid to any shareholder-employee of the Company will be commensurate with amounts that would be paid to a third party bargaining at arm's length for similar services.

                    14.  The Company, the Parent, Sub and the
          shareholders of the Company will each pay their respective expenses, if any, incurred in connection with the Merger and the transactions related thereto.

                    I understand that Paul, Weiss, Rifkind, Wharton & Garrison as counsel for the Company, and Skadden, Arps, Slate, Meagher & Flom, as counsel for Parent, will rely on this certificate in rendering their opinion concerning certain of the federal income tax consequences of the Merger and hereby commit to inform them if, for any reason, any of the foregoing representations ceases to be true prior to the Effective Time.

                                   GENERAL RE CORPORATION

                                   By:
                                      _______________________________
                                     Name:
                                     Title: